UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under Rule 14a-12

DOUBLEVERIFY HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 7, 2026
Dear DV Stockholder:
It is my pleasure to invite you to our Annual Meeting of Stockholders, taking place virtually, via live webcast on May 21, 2026, at 11:00 a.m. Eastern Time. The attached proxy statement and notice of Annual Meeting of Stockholders contain key information about the meeting’s agenda, as well as voting instructions.
We appreciate your important votes on the issues contained in this proxy statement and we urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. On behalf of our board of directors and our entire global team, thank you for your support of DV.
Best,
Mark Zagorski
Chief Executive Officer
DoubleVerify Holdings, Inc.

Notice of Annual Meeting of Stockholders
On behalf of the Board of Directors (the “Board”), I cordially invite you to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of DoubleVerify Holdings, Inc. (the “Company”).
Date and Time
May 21, 2026 at 11:00 a.m., Eastern Time.
Virtual Location
You can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/DV2026. We have adopted this technology to expand access to the meeting, improve communications and lower the cost to our stockholders, the Company and the environment. We believe that the virtual Annual Meeting should enable increased stockholder participation from locations around the world.
At the meeting, stockholders will consider and vote on the following matters:
Agenda		Board recommendation
1.	Proposal 1: Election of three Class II directors for a three-year term ending at the 2029 Annual Meeting of Stockholders	FOR the election of each of the nominees named in Proposal 1 of the accompanying proxy statement (the “Proxy Statement”)
2.	Proposal 2: A non-binding advisory vote on the compensation of our named executive officers	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in Proposal 2
3.	Proposal 3: Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026	FOR the ratification of the selection of Deloitte as our independent registered public accounting firm as described in Proposal 3.
4.	Any such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
INTERNET
Please log on to www.proxyvote.com and submit a proxy to vote your Shares by 11:59 p.m., Eastern Time, on May 20, 2026.
TELEPHONE
Please call the number on your proxy card until 11:59 p.m., Eastern Time, on May 20, 2026.
MAIL
Complete, sign, date and return your proxy card and return it in the postage paid envelope provided.
IN PERSON
You may attend the virtual Annual Meeting and cast your vote.

Information about the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.

Voting Your Shares
Stockholders of record holding shares of common stock of the Company, par value $0.001 per share (the “Shares”), as of the close of business on March 23, 2026 (the “Record Date”) are entitled to vote at the Annual Meeting.
Beneficial owners whose Shares are held at a brokerage firm or by a bank or other nominee should follow the voting instructions that they received from the nominee.
We are furnishing our proxy materials to all of our stockholders over the Internet rather than in paper form. We believe that this delivery process will lower the costs of printing and distributing our proxy materials and reduce our environmental impact, without impacting our stockholders’ timely access to this important information. Accordingly, stockholders of record at the close of business on the Record Date, March 23, 2026, will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) and may vote at the Annual Meeting. Such stockholders will also receive notice of any postponements or adjournments of the meeting. The Notice is being distributed to stockholders on or about April 7, 2026.
Whether or not you plan to attend the annual meeting, please vote by Internet at your earliest convenience or complete, sign, date and return the proxy card so that your shares will be represented at the meeting. You may choose to attend the meeting virtually and cast your votes online during the meeting even if you vote by Internet or fill out and return a proxy card by mail. You may also revoke your proxy and cast your votes online during the meeting.
By Order of the Board of Directors,
Andrew Grimmig
Chief Legal Officer
DoubleVerify Holdings, Inc.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 21, 2026.
The accompanying Proxy Statement, our 2025 Annual Report to Stockholders and directions on how to participate in the Annual Meeting are available at https://ir.doubleverify.com/sec-filings/annual-report-proxy/.

Certain Important Terms
As used in this Proxy Statement, “we,” “us,” “our” and the “Company” mean DoubleVerify Holdings, Inc. and its consolidated subsidiaries, unless the context refers only to DoubleVerify Holdings, Inc. as a corporate entity. We also use the following terms:
•
“2017 Equity Plan” means our 2017 Omnibus Equity Incentive Plan

•
“2021 Equity Plan” means our 2021 Omnibus Equity Incentive Plan

•
“Bonus Plan” means our Annual Bonus Plan

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“IPO” means our initial public offering

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“Providence” means Providence Equity Partners L.L.C., a Delaware limited liability company, and its affiliated funds, certain of which are our stockholders

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“Providence Investor” means Providence VII U.S. Holdings L.P., a Delaware limited partnership

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“SEC” means the U.S. Securities and Exchange Commission

•
“DoubleVerify” or “DV” means DoubleVerify Holdings, Inc., a Delaware corporation, without its consolidated subsidiaries

Proxy Summary
This section summarizes important information contained in this Proxy Statement and in our 2025 Annual Report to Stockholders (the “Annual Report”), but does not contain all the information that you should consider when casting your vote. Please review the entire Proxy Statement and the Annual Report carefully before voting.
Proposals for Your Vote
	Proposal	Board Recommendation	Page(s)
1.	Proposal 1: Election of three Class II directors for a three-year term ending at the 2029 Annual Meeting of Stockholders	FOR each of the nominees	4
2.	Proposal 2: Non-binding advisory vote on the compensation of our named executive officers	FOR	5
3.	Proposal 3: Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026	FOR	6
Board of Directors Composition
The fundamental duty of the Board is to oversee the Company for the benefit of our stockholders and other stakeholders. It is essential that the Board be composed of directors who are qualified to oversee the development and execution by our management of our business strategies. The Board seeks directors who possess a broad range of skills, expertise and perspectives. The composition of the Board, as reflected in the tables and charts below, demonstrates our commitment to these principles. Our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for a classified Board divided into three classes of directors. The Board has pledged to sunset the classified structure within the next two years. The average tenure of a director on our Board is 5.32 years.
Proxy Summary	1

Board Composition Summary
Name	Age	Director Since	Principal Professional Experience	Class	Expiration of Term	Independent
Laura B. Desmond	61	2017	Chief Executive Officer of Smartly.io	I	2028	Yes
Rosie Perez	45	2021	Executive Vice President, Head of Corporate Planning of American Express Company	I	2028	Yes
Jennifer Storms	54	2025	Chief Marketing Officer, NBCUniversal Television & Streaming	I	2028	Yes
R. Davis Noell	47	2017	Senior Managing Director, Co-Head of North America at Providence	II	2026	Yes
Lucy Stamell Dobrin	37	2017	Managing Director at Providence	II	2026	Yes
Gary Swidler	55	2024	Chief Executive Officer of Ascent Sports Group	II	2026	Yes
Sundeep Jain	55	2022	President of Mercor	III	2027	Yes
Kelli Turner	55	2021	President and CEO of Audacy	III	2027	Yes
Scott Wagner	55	2021	Former Chief Executive Officer of GoDaddy, Inc.	III	2027	Yes
Mark Zagorski	57	2020	Chief Executive Officer of DV	III	2027	No
Corporate Governance Highlights
Corporate Governance Profile
We have the following structures of the Board that we believe contribute to effective corporate governance:

2	Proxy Summary	2026 PROXY STATEMENT

Attributes of our Board of Directors
The Board seeks directors who possess a broad range of skills, experience, expertise and perspectives that position the Board to effectively oversee the Company’s strategies and risks. Our directors were carefully selected for their mix of skills and expertise, which align with, and facilitate effective oversight of, the Company’s strategy. The matrix below summarizes what our Board believes are the key areas of substantive skills and experience. The following matrix does not encompass all experience, qualifications, attributes or skills of our Board. Our directors possess substantive skills and experience in the following key areas, which are relevant to the Board’s oversight of the Company, including the technology and software industries; senior management; corporate finance, audit and accounting; public company board service; operations; and strategic business planning. See “Board and Corporate Governance Practices” below for additional information regarding our director nominee practices.
	Laura B. Desmond	Lucy Stamell Dobrin	Sundeep Jain	R. Davis Noell	Rosie Perez	Jennifer Storms	Gary Swidler	Kelli Turner	Scott Wagner	Mark Zagorski
Experience in Technology and Software Industries
Senior Management Experience
Corporate Finance, Audit and Accounting Experience
Public Company Board Service
Operations
Strategic Business Planning
Average Age	Average Tenure	Independent
52 years	5.32 years	90%

Proxy Summary	3

PROPOSAL 1 Election of Directors
The Board has nominated each of R. Davis Noell, Lucy Stamell Dobrin and Gary Swidler for election at the Annual Meeting to serve as Class II directors. The Board believes that each of these nominees continues to have the necessary skills and experience to effectively oversee our business. Each of these nominees currently serves as a director, and each has consented to being named in this Proxy Statement and has agreed to serve if elected.
The Board recommends that you vote FOR the election of each of R. Davis Noell, Lucy Stamell Dobrin and Gary Swidler.
If elected, each of these individuals will serve as a Class II director until the 2029 Annual Meeting of Stockholders and until such director’s successor has been elected and qualified, or until such director’s earlier death, resignation or removal. Although the Class II directors will be elected for a term of three years, our Board previously pledged to sunset certain provisions of our certificate of incorporation, including our classified board structure, on or before our annual meeting in 2028 and, if such sunset occurs, all of our directors, including our Class II directors, will be up for election at our annual meeting held in 2028. The relevant experiences, qualifications, attributes or skills of each nominee that led the Board to recommend the above persons as a nominee for director are described in “Board and Corporate Governance Practices—Board Composition.”
Unless otherwise instructed, the proxyholders will vote proxies FOR the nominees of the Board. The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. However, if any of the Board’s nominees should become unable for any reason or unwilling for good cause to serve as a director at any point before the Annual Meeting or any adjournment or postponement of the meeting, the Board may reduce the size of the Board or nominate another candidate for election as a Class II director. If the Board nominates a new candidate, unless otherwise provided, the form of proxy attached to this Proxy Statement permits the proxyholders to use their discretion to vote for that candidate.
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF R. DAVIS NOELL, LUCY STAMELL DOBRIN AND GARY SWIDLER.
4	Proposal 1 Election of Directors	2026 PROXY STATEMENT

PROPOSAL 2 Advisory Vote on the Compensation of our Named Executive Officers
At the 2023 Annual Meeting of Stockholders, our stockholders indicated by a non-binding advisory vote, that they agreed with the Board’s recommendation that it solicit annually the approval, on an advisory and non-binding basis, of the compensation of our named executive officers as a whole (“Say-on-Pay”). Accordingly, the Company adopted a policy that is consistent with that indication.
This non-binding advisory vote is intended to address the overall compensation of our named executive officers and our compensation philosophy and practices described in this Proxy Statement, but not any specific item of compensation. The compensation of our named executive officers subject to this proposal is disclosed in the section titled “Compensation Discussion and Analysis,” the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in this Proxy Statement, we believe that our compensation program aligns the attraction, motivation and retention of our executive officers with promoting the interests of our stockholders.
The Board recommends our stockholders vote, on a non-binding advisory basis, “FOR” the following resolution:
“RESOLVED, that the stockholders approve, in a non-binding advisory vote, the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement.”
Approving the Say-on-Pay vote requires the affirmative vote of a majority of the voting power of the Shares present virtually or by proxy during the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote on this proposal and, thus, will have the same effect as a vote “AGAINST” each of the proposed voting frequencies. Broker non-votes will have no effect on the outcome of this proposal.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee of the Board (the “Compensation Committee”) value the opinions of our stockholders in this matter and, will consider the outcome of this vote when making future decisions regarding the compensation of our named executive officers.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Proposal 2 Advisory Vote	5

PROPOSAL 3 Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board (the “Audit Committee”) is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm (“independent auditor”) and annually evaluates the independent auditor’s qualifications, performance and independence.
The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent auditor for the fiscal year ending December 31, 2026. Deloitte has served as the independent auditor for the Company since 2019. Deloitte’s background knowledge of the Company, combined with its industry expertise, has enabled it to carry out its audits of our financial statements with effectiveness and efficiency. The members of the Audit Committee believe that the continued retention of Deloitte as our independent auditor is in the best interest of the Company and its stockholders. In determining whether to reappoint Deloitte, the Audit Committee considered factors such as:
•
Deloitte’s independence and objectivity;

•
Deloitte’s and the lead engagement partner’s capability and expertise in handling the breadth and complexity of our operations;

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Deloitte’s tenure as independent auditor for the Company;

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historical and recent performance of Deloitte, including the extent and quality of communications with members of the Audit Committee; and

•
the impact of a change in the independent auditor.

The Audit Committee is involved in the selection of Deloitte’s lead engagement partner and ensures that the lead partner’s engagement is limited to no more than five consecutive years of service in that role (in accordance with SEC rules).
We request that our stockholders ratify the appointment of Deloitte as our independent auditor for fiscal year 2026. If the stockholders do not ratify such appointment, the Audit Committee will take note and may reconsider its retention of Deloitte. If such appointment is ratified, the Audit Committee will still have the discretion to replace Deloitte at any time during the year. Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement. They will also be available to respond to questions from stockholders regarding their audit of our consolidated financial statements for fiscal year 2025.
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2026.
6	Proposal 3 Independent Registered Public Accounting	2026 PROXY STATEMENT

Fees Paid to Deloitte
The following table presents, for the years ended December 31, 2024 and 2025, fees for professional services rendered by Deloitte for the audit of our annual financial statements, audit-related services, tax services and all other services. In accordance with the SEC’s definitions and rules, “audit fees” are fees we paid Deloitte for professional services for the audit of our Consolidated Financial Statements included in our Annual Report on Form 10-K, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any products and services provided by Deloitte not included in the first three categories.
	Year Ended December 31,
	2025	2024
Audit Fees(1)	$2,060,624	$1,726,285
Audit-Related Fees(2)	$0	$0
Tax Fees(3)	$106,000	$50,110
All Other Fees(4)	$4,126	$4,126

(1)
Audit fees include fees related to the audits or reviews of the Company’s financial statements and other services associated with regulatory filings, including in connection with certain acquisitions.

(2)
Includes fees for professional services provided in connection with our secondary public offerings, including comfort letters, consents, and review of documents filed with the SEC.

(3)
Includes services rendered in connection with tax planning, compliance and tax return preparation.

(4)
Includes subscription fees of Deloitte software.

Pre-Approval Policies and Procedures
Pursuant to its charter, the Audit Committee is responsible for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. As such, the Audit Committee approves all audit and permitted non-audit related services that our independent registered public accounting firm provides to us prior to each engagement pursuant to procedures it has established. All of the services relating to the fees described in the table above were pre-approved by our Audit Committee in accordance with the procedures described herein.
Audit Committee Report
The Audit Committee is organized under a charter that is reviewed annually by the Audit Committee. Pursuant to the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by

Proposal 3 Independent Registered Public Accounting	7

applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussion described above, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
Rosie Perez (Chairperson)
Kelli Turner
Gary Swidler
The information contained in this Audit Committee Report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

8	Proposal 3 Independent Registered Public Accounting	2026 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
The following table sets forth certain information as of March 23, 2026 with respect to the beneficial ownership of the Shares by (i) each person known to own beneficially more than five percent of the Shares; (ii) each of our directors and director nominees; (iii) each of our named executive officers; and (iv) all of our current executive officers, directors and director nominees as a group.
The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Percentage computations are based on 157,242,793 Shares outstanding as of March 23, 2026. Except as otherwise indicated in the footnotes to the table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated Shares. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is 462 Broadway, New York, NY 10013.
Name of Beneficial Owner	Number of shares beneficially owned	Ownership Percentage of Shares
Providence VII U.S. Holdings L.P.(1)	18,173,777	11.56%
BlackRock, Inc.(2)	16,188,484	10.30%
The Vanguard Group(3)	14,825,203	9.43%
Topline Capital Management, LLC(4)	8,453,543	5.38%
Mark Zagorski(5)	3,334,376	2.12%
Nicola Allais(5)	1,449,884	*
Steven Mougis	105,491	*
Andrew Grimmig(5)	800,630	*
Laura B. Desmond(5)(6)	258,461	*
Lucy Stamell Dobrin(5)(7)	14,609	*
Sundeep Jain(5)(9)	39,509	*
R. Davis Noell(5)(7)	55,267	*
Rosie Perez(5)	46,526	*
Jennifer Storms	—	—
Gary Swidler(5)	30,174	*
Kelli Turner(5)	49,271	*
Scott Wagner(5)(8)	46,526	*
All Directors, Director Nominees and Executive Officers as a group (13 persons)(5)(7)	6,230,724	3.96%
Security Ownership	9

*
Less than one percent.

(1)
Represents Shares held by Providence VII U.S. Holdings L.P. Providence VII U.S. Holdings L.P.’s general partner is Providence Equity GP VII-A L.P., and limited partners are Providence VII Global Holdings L.P. and Providence Equity Partners VII-A L.P. Providence VII Global Holdings L.P.’s general partner is Providence Equity GP VII-A L.P., and limited partner is Providence Equity Partners VII L.P. Providence Equity Partners VII L.P.’s general partner is Providence Equity GP VII L.P., whose general partner is PEP VII International Ltd. The sole shareholder of PEP VII International Ltd. is Providence Fund Holdco (Domestic ECI) L.P., whose general partner is Providence Managing Member L.L.C. Providence Equity Partners VII-A L.P.’s general partner is Providence Equity GP VII-A L.P., whose general partner is PEP VII-A International Ltd. The sole shareholder of PEP VII-A International Ltd. is Providence Fund Holdco (International) L.P., whose general partner is Providence Holdco (International) GP Ltd. Each of Providence Managing Member L.L.C. and Providence Holdco (International) GP Ltd. is controlled by R. Davis Noell, J. David Phillips, Karim A. Tabet, Andrew A. Tisdale and Michael J. Dominguez. Investment and voting decisions with respect to shares held by Providence VII U.S. Holdings L.P. are made by Providence Equity GP VII-A L.P. Each of R. Davis Noell, J. David Phillips, Karim A. Tabet, Andrew A. Tisdale and Michael J. Dominguez expressly disclaims beneficial ownership of the Shares held by Providence VII U.S. Holdings L.P. The address for each of Providence VII U.S. Holdings L.P., Providence Equity GP VII-A L.P., R. Davis Noell, J. David Phillips, Karim A. Tabet, Andrew A. Tisdale and Michael J. Dominguez is c/o Providence Equity Partners L.L.C., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903. Excludes 117,131 Shares held by Providence Butternut Co-Investment L.P. and 21,448 Shares held by Providence Equity Partners LLC.

(2)
The number of Shares is based on the Schedule 13G filed December 4, 2025 by BlackRock, Inc. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(3)
The number of Shares is based on the Schedule 13G filed July 29, 2025 by The Vanguard Group. The address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(4)
The number of Shares is based on the Schedule 13G filed February 13, 2026 by Topline Capital Management, LLC. The address for Topline Capital Management, LLC is 544 Euclid Street, Santa Monica, California 90402.

(5)
Includes Shares that current directors and executive officers have the right to acquire prior to May 23, 2026 through the exercise of stock options and/or vesting of restricted stock units (“RSUs”): Mark Zagorski has the right to acquire 2,671,782 Shares; Nicola Allais has the right to acquire 1,293,210 Shares; Steven Mougis has the right to acquire 38,900 Shares; Andrew Grimmig has the right to acquire 657,941 Shares; and each of Sundeep Jain (through OPCR Tree, LLC, which is wholly-owned by JKS Group Revocable Family Trust, of which Mr. Jain is the trustee and a beneficiary), Rosie Perez, Kelli Turner, Lucy Stamell Dobrin, R. Davis Noell, Gary Swidler and Scott Wagner (through Hilltopper LLC, which is wholly-owned by Mr. Wagner) has the right to acquire 14,609 Shares. Beneficial ownership also includes 121,875 vested RSUs held by Mr. Zagorski, which will settle in Shares following Mr. Zagorski’s separation from service; 23,792 vested RSUs held by Ms. Desmond, 9,183 of which will settle in Shares on the earlier of (i) March 2027 and (ii) Ms. Desmond’s end of service as a Director (in which case the shares will be delivered in five annual installments commencing in the year of termination) and 14,609 of which will settle in Shares on the earlier of (i) January 2027 and (ii) Ms. Desmond’s end of service as a Director (in which case the shares will be delivered in a lump sum in the year of termination) and 9,183 vested RSUs held by Ms. Turner, which will settle in Shares following Ms. Turner’s end of service as a Director (in which case the shares will be delivered in five annual installments commencing in the year of termination). All current directors and executive officers as a group have the right to acquire 4,918,946 Shares prior to May 23, 2026 through the exercise of stock options and/or vesting of RSUs.

(6)
Represents Shares held by the Laura B. Desmond Revocable Trust, for which Laura B. Desmond is trustee.

(7)
Does not include Shares held by Providence Equity Partners L.L.C. managed funds. R. Davis Noell is Senior Managing Director and Co-Head of North America and Lucy Stamell Dobrin is a

10	Security Ownership	2026 PROXY STATEMENT

Managing Director of Providence Equity Partners L.L.C. Each of them expressly disclaims beneficial ownership of the Shares held by the Providence Equity Partners L.L.C. managed funds. The address for each of R. Davis Noell and Lucy Stamell Dobrin is c/o Providence Equity Partners L.L.C., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.
(8)
Represents Shares held by Hilltopper LLC, which is wholly-owned by Mr. Wagner.

(9)
Represents shares held by OPCR Tree, LLC, which is wholly-owned by JKS Group Revocable Family Trust, of which Mr. Jain is trustee and a beneficiary.

Security Ownership	11

Executive and Director Compensation
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis provides information regarding the 2025 compensation program for our “Named Executive Officers” or “NEOs.” For 2025, our Named Executive Officers were:

Mark Zagorski, our Chief Executive Officer (our “CEO”);	Nicola Allais, our Chief Financial Officer;	Julie Eddleman, our Executive Vice President and Global Chief Commercial Officer; and	Andrew Grimmig, our General Counsel and Chief Legal Officer.
Executive Transition
On September 15, 2025, Ms. Eddleman notified us of her decision to resign as our Executive Vice President and Global Chief Commercial Officer, and, at that time, we entered into an Executive Separation Agreement and a Consulting Agreement (the “Transition Agreement”) with Ms. Eddleman to provide for an orderly transition of her duties and responsibilities. Ms. Eddleman’s resignation was effective as of December 31, 2025, and Mr. Mougis was appointed as our Global Chief Commercial Officer, effective as of January 1, 2026. The material terms and conditions of the Transition Agreement are described below in the section entitled “Post-Employment Compensation.”
This Compensation Discussion and Analysis describes material elements of our executive compensation program during 2025. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee and our Board arrived at the specific compensation decisions for our Named Executive Officers in 2025 and discusses the key factors that were considered in determining their compensation.
Executive Summary
Who We Are
We are one of the industry’s leading media effectiveness platforms that leverages artificial intelligence to drive superior outcomes for global brands. By creating more effective, transparent ad transactions, we make the digital advertising ecosystem stronger, safer and more secure, thereby preserving the fair value exchange between buyers and sellers of digital media. Our company was founded in 2008 and we introduced our first brand safety and suitability solution in 2010. As the global digital advertising market has evolved, we have continued to expand our capabilities through new product innovation and partnerships across emerging programmatic media buying platforms and digital media channels, including social and CTV.
12	Executive and Director Compensation	2026 PROXY STATEMENT

2025 Business Highlights
2025 showed strong financial performance marked by significant achievements across our business. 2025 business highlights included the following:
Total Revenue	Net Cash from Operating Activities	Net Income	Adjusted EBITDA	Media Transactions Measured (MTM)
$748.3 million an increase of 14% from 2024	$211.2 million	$50.7 million	$245.6 million an increase of 12% from 2024	9.5 trillion
2025 Executive Compensation Highlights
Based on our overall operating environment and these results, our Board took the following key actions with respect to the compensation of our NEOs for and during 2025:
Component	CEO	Other NEOs
Base Salaries	Approved annual base salary increases, effective January 1, 2025, of:
	3.1% for CEO; and	3.0% to 5.5% for all other Named Executive Officers.
Annual Cash Bonuses	Approved annual cash bonus awards representing approximately 119% of their target annual cash bonus opportunities for 2025 as calculated pursuant to the terms of the DoubleVerify Annual Bonus Plan (the “Bonus Plan”).
Long-Term Incentive Compensation
Approved the target award values for the performance stock unit (“PSU”) and restricted stock unit (“RSU”) awards for 2025. The PSU awards are subject to two distinct and equally weighted performance measures, with 50% of the economic value of such awards subject to a revenue-based performance measure (the “Revenue PSU Awards”) and 50% subject to a relative total stockholder return (“TSR”) performance measure (the “Relative TSR PSU Awards”).
In March 2025, we granted long-term incentive compensation opportunities in the form of PSU awards and RSU awards with long-term incentive opportunity dollar value ranging in the aggregate from approximately $3,000,000 to approximately $4,000,000 for our NEOs other than our CEO, and a PSU award and RSU award for our CEO with an aggregate long-term incentive opportunity dollar value of approximately $9,000,000.

CEO Employment Agreement	In July 2025, we entered into an amended and restated employment agreement with our CEO (the “Amended and Restated Employment Agreement”). The material terms and conditions of the Amended and Restated Employment Agreement are described below in the section entitled “Employment Agreements.”

Executive and Director Compensation	13

Relationship Between Pay and Performance
We design our executive compensation program to align the attraction, motivation, and retention of our executive officers with the goal of promoting the interests of our stockholders. In an effort to achieve this balance and to motivate and reward individual initiative and effort, we seek to ensure that a meaningful portion of our executive officers’ annual target total direct compensation opportunity is both “at-risk” and variable in nature.
We emphasize variable compensation that appropriately rewards our executive officers through the following two principal compensation elements:
1.	Our executive officers participate in our Bonus Plan, which provides the opportunity for cash bonus awards if our executive officers produce short-term results aligned with long-term stockholder value, such as revenue and Adjusted EBITDA, that meet or exceed certain business and financial objectives set by the Compensation Committee, after considering the Company’s annual operating plan. For information as to how we calculate Adjusted EBITDA, which is a non-GAAP financial measure, please refer to page 53 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.	2.
We grant PSU awards and RSU awards, which in the aggregate typically comprise a majority of our executive officers’ annual target total direct compensation opportunities. The actual value received by our NEOs for these equity awards depends on, among other things, the value of our common stock and coupled with achieving the quantitative performance objectives and multi-year vesting periods that apply to them. These awards are intended to incentivize our executive officers to build sustainable long-term value for the benefit of our stockholders.

These variable pay elements ensure that, each year, a substantial portion of our executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance. We believe that these compensation elements provide balanced incentives for our executive officers to meet our business objectives and drive long-term growth.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee reviews our executive compensation program on an annual basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation-related policies and practices that were in effect during 2025:

14	Executive and Director Compensation	2026 PROXY STATEMENT

What We Do

Maintain Independent Compensation Committee:
Throughout 2025, the Compensation Committee was composed of independent directors who determined our compensation policies and practices. The Compensation Committee and our Board have established methods of communicating with our stockholders, as described in the section of this Proxy Statement entitled “Communications with the Board.”
Annual Executive Compensation Review:
The Compensation Committee reviews and approves our compensation strategy annually, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile designed to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.
Maintain Independent Compensation Advisor:
The Compensation Committee engaged its own compensation consultant to assist with its 2025 compensation review and subsequent compensation recommendations. This compensation consultant performed no other consulting or other services for us in 2025.
Compensation “At-Risk”:
Our executive compensation program is designed so that a significant portion of our executive officers’ target total direct compensation opportunity is “at-risk” based on corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders.
Multi-Year Vesting Requirements:
The annual equity awards granted to our executive officers are earned and/or vest over multi-year periods, consistent with current market practice and our retention and stockholder alignment objectives.
Stock Ownership Guidelines:
We maintain stock ownership guidelines for our executive officers and the members of our Board.

Compensation Recovery Policies:
We maintain both (i) a compensation recovery (“clawback”) policy that complies with the requirements of Exchange Act Rule 10D-1 and the applicable NYSE listing standards for our current and former executive officers (as defined in Rule 10D-1) for the recovery of any erroneously awarded performance-based incentive compensation and (ii) a compensation recovery policy applicable to our current and former executive officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other current or former employee who has received an award of equity compensation that requires us to recover any excess incentive compensation paid to such individual (x) if we are required to prepare an accounting restatement caused by the fraud, misconduct, or gross negligence of such individual, (y) if such individual received incentive compensation based on inaccurate assumptions, or (z) if the Compensation Committee determines that such individual engaged in misconduct that results in a violation of law or Company policy.
“Double-Trigger” Change-in-Control Arrangements:
Beginning with equity awards granted to our executive officers in 2022, all vesting of equity awards upon a change-in-control of the Company is based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before accelerated vesting occurs).
Health and Welfare Benefits:
Our executive officers participate in broad-based Company-sponsored health and welfare benefit programs on the same basis as our other full-time, salaried employees, including payment of health care premiums for employees at the level of director and above.
Succession Planning:
We review the risks associated with departures in our key executive officer positions to ensure adequate succession plans are in place. Continuity of leadership enables us to meet or exceed our short-term and long-term business objectives without causing a disruption and serves our leadership strategy by taking into account a longer-term and more holistic view of our philosophy for managing executive talent.

Executive and Director Compensation	15

What We Don’t Do

 No Executive Retirement Plans:
We do not currently offer, nor do we have plans to offer, defined benefit pension plans or arrangements or any supplemental executive retirement plans to our executive officers. Our executive officers are eligible to participate in our Section 401(k) defined contribution retirement savings plan on the same basis as our other employees.
 Limited Perquisites:
We provide minimal perquisites and other personal benefits to our executive officers.
 No Tax Payments on Perquisites:
We do not provide to our executive officers any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than on standard relocation benefits.

 No Tax Payments on Change-in-Control Arrangements:
We do not provide to our executive officers any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change-in-control of the Company.
 No Hedging or Pledging of our Equity
Securities Without Pre-Clearance:
We prohibit our employees, including our executive officers, and the non-employee members of our Board from hedging or pledging our equity securities without pre-clearing the transaction with our Chief Legal Officer.
 No Stock Option Re-Pricing:
The DoubleVerify Holdings, Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Equity Plan”) does not permit stock options to be repriced to a lower exercise or strike price without the approval of our stockholders.

Stockholder Advisory Vote on Our Named Executive Officer Compensation
At our 2025 Annual Meeting of Stockholders, we held a non-binding, advisory vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). Our executive compensation program for 2024 was approved by approximately 98.0% of the votes cast (for, against, and abstentions). There are many factors contributing to our Board’s and the Compensation Committee’s evaluation of whether to make significant changes to our executive compensation program, including stockholder feedback, peer compensation group actions, target pay levels, performance metrics, an analysis of competitive market data, and other compensation policies. Following this Say-on-Pay vote, based on a variety of the aforementioned factors, including, in part, the strong level of support for our executive compensation program demonstrated by the results of the 2025 Say-on-Pay vote, our Board and the Compensation Committee determined not to implement any significant changes to our executive compensation program for 2026. Our Board and the Compensation Committee intend to regularly consider the result of the Say-on-Pay vote to determine the compensation of our executive officers, including our NEOs.
We value the opinions of our stockholders. Stockholder feedback, including through direct discussions and future Say-on-Pay votes, will be reported to our Board throughout the year. Our goal is to be responsive to our stockholders and ensure we understand and address their concerns and observations. Our Board and the Compensation Committee will consider the outcome of our Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our executive officers.
At our 2023 Annual Meeting of Stockholders, we also conducted a non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-When-on-Pay” vote). Our stockholders expressed a preference for holding future Say-on-Pay votes on an annual, rather than a biennial or triennial, basis. In recognition of this preference, the recommendation of our Board and other factors considered, our Board has determined that, until the next Say-When-on-Pay vote, we will hold annual Say-on-Pay votes.

16	Executive and Director Compensation	2026 PROXY STATEMENT

Executive Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of paying for performance. We strive to provide an executive compensation program that is competitive, rewards achievement of our business objectives, and aligns our executive officers’ interests with those of our stockholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

1.	Provide market competitive compensation and benefit levels that will attract, motivate, reward, and retain a highly talented team of executive officers within the context of responsible cost management	2.	Establish a direct link between our financial and operational results and achievement of strategic objectives and the compensation of our executive officers	3.
Align the interests and objectives of our executive officers with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance

We structure the annual compensation of our executive officers using three principal elements: base salary, annual cash bonus opportunities, and long-term equity incentive opportunities in the form of equity awards.
We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. As described below, the Compensation Committee considers a variety of factors in formulating and proposing the appropriate yearly mix among such compensatory elements, including our compensation philosophy and the value of outstanding equity awards granted in prior years.
Succession Planning and Personnel Decisions
The Compensation Committee and our Board regularly review our executive management succession plan to enable business continuity in the event a senior leader departs from the Company. The review includes a discussion of potential successors, including qualified internal candidates along with external candidates, an evaluation of their readiness for the role, and a discussion of development or other opportunities to prepare them for the role. We discuss development plans for potential successors identifying specific skills, training, or other development opportunities to help such individuals prepare for the position.
Compensation-Setting Process
Role of the Compensation Committee
The Compensation Committee discharges many of the responsibilities of our Board relating to the compensation of our executive officers, including our Named Executive Officers, and presents compensation recommendations to our Board for approval pursuant to its charter. The Board reviews the Compensation Committee’s recommendations and approves the compensation of our executive officers, including our NEOs. Similarly, the Compensation Committee develops and presents recommendations to our Board for approval with respect to the compensation of the non-employee members of our Board. The Compensation Committee has the overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our executive officers.
In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes recommendations that it believes further our philosophy or align with developments in best compensation practices and reviews the performance of our executive officers when making recommendations with respect to their compensation.

Executive and Director Compensation	17

The Compensation Committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter of the Compensation Committee is available without charge at https://ir.doubleverify.com/corporate-governance/governance-documents.
The Compensation Committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program; however, the Compensation Committee exercises its own judgment in developing its recommendations to our Board with respect to the compensation of our executive officers, including our NEOs.
Setting Target Total Direct Compensation
The Compensation Committee conducts an annual review of the compensation arrangements of our executive officers, including our NEOs, typically during the first quarter of the fiscal year. As part of this review, the Compensation Committee evaluates the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers and all related performance criteria.
The Compensation Committee does not establish a specific target for formulating the compensation opportunities of our executive officers. In developing recommendations about the compensation of our executive officers, the members of the Compensation Committee rely primarily on their general experience and subjective considerations of various factors, including the following:
•
Our executive compensation program objectives;

•
Our performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board;

•
Each individual executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly situated executives at the companies in our compensation peer group and, in certain instances, selected broad-based compensation surveys;

•
The scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group and, in certain instances, selected broad-based compensation surveys;

•
The prior performance of each individual executive officer, based on a subjective assessment of such executive officer’s contributions to our overall performance, ability to lead the executive officer’s business unit or function, and work as part of a team, all of which reflect our core values;

•
The potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;

•
The retention risk (and related replacement cost) of each individual executive officer;

•
Our CEO’s compensation relative to that of our executive officers, and compensation parity among our executive officers;

•
Our financial performance relative to our peers;

•
The compensation practices of our compensation peer group and the companies in selected broad-based compensation surveys and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

•
The recommendations of our CEO with respect to the compensation of our executive officers (except with respect to his own compensation).

These factors provide the framework for formulating and developing recommendations regarding the compensation opportunity for each executive officer, including each NEO. No single factor is determinative in developing these recommendations, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The Compensation Committee does not assign any predetermined weight to these factors, nor does it apply any formulas in developing its compensation recommendations for our executive officers. The

18	Executive and Director Compensation	2026 PROXY STATEMENT

members of the Compensation Committee consider this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer, and business judgment in formulating and making their recommendations.
The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation recommendations with respect to our executive officers. Instead, in formulating and developing its recommendations, the Compensation Committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and more broad-based compensation surveys to gain a general understanding of market compensation levels.
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual total cash compensation opportunities, long-term incentive compensation opportunities, and other compensation-related matters for our executive officers, including our NEOs (except with respect to his own compensation), based on his evaluation of their performance for the prior year.
As part of our annual executive compensation process, our CEO reviews the performance of our other executive officers, including our other NEOs, based on each individual’s level of success in accomplishing the business objectives established for such executive officer for the year and his or her overall performance during that year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation as described above. The annual business objectives for each executive officer are developed through mutual discussion and agreement between our CEO and the executive officers taking into account our business objectives, which are reviewed with our Board.
The Compensation Committee reviews and discusses with our CEO his proposals and recommendations and considers them as one factor in formulating and developing its recommendations to our Board with respect to the compensation of our executive officers, including our NEOs. Our CEO also attends meetings of our Board and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.
Role of Compensation Consultant
The Compensation Committee has the sole authority to retain an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the recommendations resulting from its annual executive compensation review, including the authority to approve the consultant’s reasonable fees and other retention terms.
In 2025, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to continue to serve as its independent compensation consultant to advise on executive compensation matters, including competitive market pay practices for our executive officers, including

Executive and Director Compensation	19

our NEOs, and with the data analysis and selection of the compensation peer group. Under the terms of the engagement, Compensia reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.
During 2025, Compensia attended the meetings of the Compensation Committee (both with and without management present) as requested and provided various services, including the following: the review, analysis, and updating of our compensation peer group; the review and analysis of the various compensation elements and opportunities of our executive officers, including our NEOs, and a review and analysis of the compensation of the non-employee members of our Board, as analyzed against competitive market data based on the companies in our compensation peer group and, in the case of our executive officers, selected broad-based compensation surveys; assessment of executive compensation trends; a review and analysis of our equity strategy and utilization; a compensation risk assessment; assistance with the preparation of the Compensation Discussion and Analysis and related executive compensation disclosure; and support on other ad hoc matters throughout the year.
In 2025, Compensia did not provide any other services to the Compensation Committee or to us.
The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that the firm is independent from management. This review process included a review of the services that Compensia provided, the quality of those services, and the fees associated with the services provided during 2025. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4) and the listing standards of the NYSE and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.
Competitive Positioning
The Compensation Committee believes that peer group comparisons are useful guides to measure the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group is one of several factors that the Compensation Committee uses to formulate and develop its recommendations to our Board with respect to the compensation of our executive officers, including our NEOs.
On an annual basis, the Compensation Committee directs Compensia to review and update the compensation peer group used to analyze and establish the compensation of our executive officers to reflect current market conditions, to remove acquired or to be acquired companies and those that fall meaningfully above or below best practice size ranges, and to retain key peer companies identified by management and/or the Compensation Committee.
In identifying and selecting the companies that comprise each updated compensation peer group, Compensia considered the following primary criteria set forth in the table below.
The Compensation Committee uses data drawn from the companies in our compensation peer group, as well as data from custom data sets drawn from the Radford Global Technology Survey database (including a survey result of the available companies in our compensation peer group and a survey result of U.S. technology companies with revenues between $100 million and $1 billion), to evaluate the competitive market when developing its recommendations for the annual total direct compensation opportunities for our executive officers, including base salary, target annual cash bonus opportunities, and long-term incentive compensation opportunities.
As it deems appropriate, the Compensation Committee adjusts the composition of our compensation peer group if warranted, accounting for changes in both our business and the businesses of the companies in the peer group.

20	Executive and Director Compensation	2026 PROXY STATEMENT

Selection Criteria

2024		2025
Application software, interactive media and services, internet services and infrastructure, IT consulting and other services, and systems software sectors	**Sector**	Advertising, application software, interactive media and services, internet services and infrastructure, IT consulting and other services, and system software sectors
≈0.3x $177Mn; ≈591Mn; ≈3.0x $1.8Bn Trailing four quarters' revenue as of June 30, 2024	**Revenue**	≈0.3x $204Mn; ≈681Mn; ≈3.0x $2.0Bn Trailing four quarters' revenue as of July 1, 2025
≈0.25x $804Mn; ≈3.2Bn; ≈4.0x $12.9Bn 30-day average market capitalization	**Market Capitalization**	≈0.25x $583Mn; ≈2.3Bn; ≈4.0x $9.3Bn 30-day average market capitalization
Strong revenue growth	**Other**	Strong revenue growth

Peer Group Update

2024 (1)

1	Altair Engineering	12	Paycom Software
2	Amplitude	13	Paylocity Holding
3	Asana	14	PubMatic
4	Braze	15	Roku
5	Datadog	16	Semrush Holdings
6	Dayforce	17	Smartsheet
7	Dynatrace	18	Sprinklr
8	HubSpot	19	Sprout Social
9	Integral Ad Science Holding	20	The Trade Desk
10	LiveRamp Holdings	21	Workiva
11	Magnite		

2025 (2)

1	Amplitude	12	QuinStreet
2	Asana	13	Roku
3	Braze	14	Semrush Holdings
4	Dayforce	15	Sprinklr
5	Dynatrace	16	Sprout Social
6	HubSpot	17	Taboola.com
7	Integral Ad Science Holding	18	The Trade Desk
8	LiveRamp Holdings	19	Viant Technology
9	Magnite	20	Workiva
10	Paycom Software	21	Zeta Global Technology
11	Paylocity Holding		

(1) 2024 compensation peer group was used for compensation decisions in the first half of 2025

(2) 2025 compensation peer group was used for compensation decision in the second half of 2025. The Compensation Committee made limited updates to the 2025 peer group to maintain alignment with the Company's business profile, scale, growth characteristics and competitive market for executive talent.

Executive and Director Compensation	21

Compensation Elements
Generally, our executive compensation program consists of three principal elements—base salary, annual cash bonus opportunities, and long-term incentive compensation opportunities in the form of equity awards:
Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain executive officers by providing fixed compensation amounts that are competitive in the market
Annual Cash Bonuses	Variable		Designed to motivate our executive officers to achieve annual business objectives and provide financial incentives when we meet or exceed these annual objectives
Long Term Equity Incentive Compensation		Equity awards in the form of PSU awards and RSU awards	Designed to align the interests of our executive officers and our stockholders by motivating them to create sustainable long-term stockholder value
We believe the total target direct compensation opportunities for our executive officers, including our NEOs, for 2025 were in line with market compensation paid for executives holding similar positions at the companies in our compensation peer group based on the Compensation Committee’s general understanding of current compensation practices in the competitive market as reflected by data drawn from our compensation peer group and, in certain instances, selected broad-based compensation surveys.
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our NEOs, and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each executive officer with a specified level of cash compensation during the year with the expectation that the executive officer will perform such individual’s responsibilities to the best of the executive officer’s ability and in our best interests.
Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time of hire, taking into account the individual’s position, qualifications, experience and prior salary level, the base salaries of our other executive officers, and a competitive market analysis using data from the companies in our compensation peer group and, in certain instances, selected broad-based compensation surveys. Thereafter, the Compensation Committee reviews the base salaries of our executive officers each year as part of its annual review of our executive compensation program, with input from our CEO (except with respect to his own base salary) and develops recommendations for adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and competitive market conditions.
In the first quarter of 2025, the Compensation Committee reviewed the base salaries of our executive officers, including our NEOs, taking into consideration a competitive market analysis prepared by Compensia and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee recommended to our Board that they adjust the base salaries of certain of our executive officers to bring their base salaries to levels that were comparable to those of similarly-situated executives in the competitive marketplace. In recommending the adjustment to our Named Executive Officers’ annual base salaries, the Compensation Committee considered the Company’s business performance, individual executive performance and contributions, and competitive market compensation information. Subsequently, our Board approved these recommendations.

22	Executive and Director Compensation	2026 PROXY STATEMENT

The base salaries of our Named Executive Officers as determined for 2025 were as follows:
Named Executive Officer	2024 Annual Base Salary	2025 Annual Base Salary	Percentage Adjustment
Mr. Zagorski	$650,000	$670,000	3.1%
Mr. Allais	$500,000	$515,000	3.0%
Ms. Eddleman	$500,000	$515,000	3.0%
Mr. Grimmig	$455,000	$480,000	5.5%
These base salaries were effective January 1, 2025.
The base salaries actually paid to our NEOs during 2025 are set forth below in the “2025 Summary Compensation Table.”
Annual Cash Bonuses
We use an annual cash bonus plan to motivate our executive officers, including our NEOs, to achieve our annual business goals. In February 2025, the Compensation Committee recommended, and our Board approved, the Bonus Plan for 2025 (the “2025 Bonus Plan”) to provide incentives for our executive officers to meet or exceed certain business and financial objectives set by the Compensation Committee, after considering our 2025 annual operating plan.
Target Annual Cash Bonus Opportunities
In the first quarter of 2025, as part of its annual review of our executive compensation program, the Compensation Committee reviewed the target annual cash bonus opportunities of our executive officers, including our NEOs, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), as well as the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee recommended to our Board that they adjust the target annual cash bonus opportunities of certain of our executive officers to bring their target annual cash bonus opportunities to levels that were comparable to those of similarly situated executives in the competitive marketplace. In recommending the adjustment to our Named Executive Officers’ target annual cash bonus opportunities, the Compensation Committee, considered the Company’s business performance, individual executive performance, and competitive market compensation information, with the objective of aligning incentive opportunities with performance and market practice. Subsequently, our Board approved these recommendations.
The target annual cash bonus opportunities of our Named Executive Officers as determined for 2025 were as follows:
Named Executive Officer	2025 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2025 Target Annual Cash Bonus Opportunity ($)
Mr. Zagorski	100%	$670,000
Mr. Allais	75%	$386,250
Ms. Eddleman	100%	$515,000
Mr. Grimmig	65%	$312,000
Potential annual cash bonuses for our Named Executive Officers under the 2025 Bonus Plan could range from zero to 140% of their target annual cash bonus opportunity.

Executive and Director Compensation	23

2025 Bonus Plan Performance Metrics
In February 2025, the Compensation Committee determined to use the same performance measures that it had selected for 2024 in the 2025 Bonus Plan:
•
“Revenue” (weighted 50%) meant our total revenue for 2025 as determined under generally accepted accounting principles (“GAAP”);

•
“Adjusted EBITDA” (weighted 30%) meant our earnings before interest, taxes, depreciation, and amortization, which is a non-GAAP financial measure, determined as described on page 53 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025; and

•
Our “Key Performance Indicators” (weighted 20%) included meeting or exceeding pre-established targets for Scibids revenue, meeting or exceeding a pre-established target of social measurement and social pre-bid revenue, meeting or exceeding a pre-established revenue per FTE equivalent target, and holding un-forecasted client churn to a preestablished target or less of advertising revenue, each as set forth in our annual operating plan.

With respect to the target annual cash bonus opportunities that could be earned by our executive officers, including our NEOs, in 2025, the bonus performance levels and potential payouts for the financial performance measures were set as follows:
Performance Measure	Revenue	Adjusted EBITDA
Performance Threshold (%)	95%	95%
Performance Threshold ($)	$687 million	$224 million
Threshold Payout	50%	50%
Performance Target (%)	100%	100%
Performance Target ($)	$723 million	$236 million
Target Payout	100%	100%
Performance Maximum (%)	105%	105%
Performance Maximum ($)	$759 million	$248 million
Maximum Payout	150%	150%

(1)
Bonus payouts are to be determined by linear interpolation between the threshold and target and target and maximum performance levels.

For 2025, the payout under the 2025 Bonus Plan was to be measured over the full year (measured from January 1st to December 31st).
2025 Annual Cash Bonus Payout
In February 2026, the Compensation Committee reviewed our actual performance against the performance metrics approved by our Board in February 2025 to formulate its recommendations for the annual bonus awards to be paid to the participants in the 2025 Bonus Plan, including our NEOs.
Based on the 2025 performance measures approved by the Compensation Committee in February 2025, the Compensation Committee determined we achieved a revenue achievement percentage of 102%, an adjusted EBITDA achievement percentage of 105%, and a KPI achievement percentage of 75%, based on our average overall performance against all KPIs. These achievement percentages correlated to a 119% performance payout for revenue and 148% performance payout for adjusted EBITDA. Applying the relative weighting of each of these performance measures, this resulted in an aggregate performance payout percentage of 119%.
Accordingly, the Compensation Committee recommended to our Board that the following annual bonus awards be paid to our Named Executive Officers and, subsequently, our Board approved these recommendations.

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The annual cash bonuses of our Named Executive Officers as determined for 2025 were as follows:
Named Executive Officers	2025 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2025 Target Annual Cash Bonus Opportunity ($)	Aggregate Performance Payout (%)	Annual Bonus Payout ($)
Mr. Zagorski	100%	$670,000	119%	$797,300
Mr. Allais	75%	$386,250	119%	$459,638
Ms. Eddleman	100%	$515,000	119%	$612,850
Mr. Grimmig	65%	$312,000	119%	$371,280
The annual cash bonuses actually paid to our Named Executive Officers for 2025 are set forth below in the “2025 Summary Compensation Table.”
Long-Term Incentive Compensation
As a technology company that encounters significant competition for qualified personnel, long-term incentive compensation plays a critical role in our ability to attract, hire, motivate, and reward qualified and experienced executive officers. The use of long-term incentive compensation in the form of equity awards is necessary for us to compete for qualified executive officers without significantly increasing cash compensation, and we consider it to be the most important element of our executive compensation program. We use equity awards to incentivize and reward our executive officers, including our NEOs, for long-term corporate performance based on the value of our common stock and, thereby, to align their interests with the interests of our stockholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers to create sustainable value for our stockholders. Further, because our equity awards for our executive officers, including our NEOs, typically are earned and/or vest over a multi-year period, equity awards also help us retain our executive officers in a highly competitive market.
In the first quarter of 2025, the Compensation Committee recommended and our Board approved the grant of annual equity awards to our Named Executive Officers consisting of PSU awards with two-equally weighted performance-based and time-based vesting requirements that may be earned and settled for shares of our common stock and RSU awards with time-based vesting requirements that may be settled for shares of our common stock to motivate and reward our executive officers, including our Named Executive Officers, for sustained, long-term increases in the value of our common stock. PSU awards underscore and strengthen our “pay-for-performance” compensation philosophy because they are only earned upon achievement of a key performance goal that drives our business and our stockholder value. Therefore, these awards increase the alignment between the interests of our executive officers and stockholders. Since RSU awards have value to the recipient even in the absence of stock price appreciation, we believe that we are able to incentivize and retain our executive officers during periods of market volatility using fewer shares of our common stock than would be necessary if we used other equity vehicles, such as stock options, to provide our Named Executive Officers with an equity stake in the Company. Since the value of RSU awards increases with any increase in the value of the underlying shares, RSU awards also provide incentives to our executive officers that are aligned with the interests of our stockholders.
The Compensation Committee recommended that the dollar value of the PSU awards and the RSU awards should each comprise approximately 50% of each executive officer’s 2025 equity award, and our Board approved such recommendations. The target value of these equity awards and the allocation between PSU awards and RSU awards were formulated by the Compensation Committee and approved by our Board after considering the intensely competitive market in which we operate, the value of our highly experienced executive team and the following factors:
•
a competitive market analysis prepared by the Compensation Committee’s compensation consultant;

Executive and Director Compensation	25

•
the outstanding equity holdings of each executive officer (including the current economic value of his or her unvested equity holdings and the ability of these unvested holdings to satisfy our retention objectives);

•
the projected impact of the proposed awards on our earnings;

•
the proportion of our total shares of common stock outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the annual burn rate ranges of the companies in our compensation peer group and other recently-public technology companies;

•
the potential voting power dilution to our stockholders in relation to the median practice of the companies in our compensation peer group; and

•
the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above.

The amounts of the equity awards are intended to provide competitively-sized awards and resulting annual target total direct compensation opportunities that our Board and the Compensation Committee believe are reasonable and appropriate taking into consideration the foregoing factors.
The aggregate dollar value of equity awards granted to our Named Executive Officers in March 2025 were as follows:
Named Executive Officer	Long Term Incentive Compensation Opportunity ($)
Mr. Zagorski	$9,000,000
Mr. Allais	$4,000,000
Ms. Eddleman	$3,000,000
Mr. Grimmig	$3,000,000

•
In the case of Mr. Zagorski, the reported value does not include the RSU award with a value of $2,500,000 granted to him in connection with the extension of his employment agreement, as described below.

•
The number of target PSUs and RSUs underlying each award was determined based on the 20-day trailing average closing price of our common stock as of the date of grant.

PSU Awards
As described above, the PSU awards granted in 2025 to our executive officers, including our NEOs, are subject to two distinct and equally weighted performance measures, with 50% of the economic value of such awards being Revenue PSU Awards and 50% being the Relative TSR PSU Awards.
The Compensation Committee determined to use our annual revenue as a performance measure for the Revenue PSU Awards, even though it has also been selected as a performance measure for our Bonus Plan for 2025, because of the critical importance of our ability to generate significant revenue growth at this stage of our development. The number of units that may be earned under the Revenue PSU Awards and the Relative TSR PSU Awards are determined as follows:
•
Revenue PSU Awards—The number of units that may be earned under the Revenue PSU Awards is determined pursuant to the following schedule based on our revenue performance in 2025 (the “Revenue Performance Period”):

Payout Level	Minimum	Threshold	Target	Maximum
Revenue Performance as a Percentage of Target	Below 95%	95%	100%	105%
Units Earned(1)	0%	50%	100%	150%

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(1)
The number of units earned is determined by linear interpolation between the threshold and target and target and maximum performance levels.

The Compensation Committee structured the Revenue PSU awards with a one-year performance period to strike a balance between its desire to use an absolute financial performance measure in the long-term incentive compensation for our executive officers and an acknowledgment of the difficulties inherent in establishing a long-term revenue-based performance goal in an uncertain macroeconomic environment and a volatile industry sector. The Compensation Committee carefully considered the implications of using a one-year performance period versus a longer period for this portion of the PSU awards and ultimately determined that any related issues were outweighed by the desire to avoid unintended consequences or limiting the Compensation Committee’s flexibility as a result of outdated or inapplicable projected revenue estimates in future years.
Following completion of the Revenue Performance Period and certification of our actual results, the number of units actually earned and eligible to vest will be determined (the “Earned Revenue PSU Units”). Any units that did not become Earned Revenue PSU Units immediately terminate and are forfeited. Approximately 41.67% of the Earned Revenue PSU Units will vest and be settled upon the certification of our revenue performance level for 2025 and 8.33% of the remaining Earned Revenue PSU Units will vest and settle quarterly thereafter, contingent upon an executive officer’s continued employment with or service to us through each applicable vesting date. Each Earned Revenue PSU Unit represents a contingent right to receive one share of our common stock for each earned unit.
•
Relative TSR PSU Awards—The number of units that may be earned under the Relative TSR PSU Awards will be compared to the Russell 3000 Index and measured over a three-year performance period ending December 31, 2027 (the “Relative TSR Performance Period”):

Payout Level	Minimum	Threshold	Target	Maximum
Relative TSR Performance	Less than 33rd percentile	33rd percentile	55th percentile	90th percentile
Units Earned(2)	0%	50%	100%	200%

(2)
The number of units earned is determined by linear interpolation between the threshold and target and target and maximum performance levels.

Following completion of the Relative TSR Performance Period and certification of our actual results, 100% of the earned Relative TSR PSU Units will vest and be settled, subject to the terms of the applicable award agreements. Each Earned Relative TSR PSU Unit represents a contingent right to receive one share of our common stock for each earned unit.
Upon a change-in-control of the Company:
•
the Revenue PSU awards will be converted to time-based RSU awards at the greater of target or actual performance, which will vest in accordance with their original vesting schedule; and

•
the Relative TSR PSU Units will be converted to time-based RSU awards based on our performance through the closing of the change-in-control transaction based on the transaction price and vest in accordance with their original vesting schedule.

In the event a PSU holder’s employment is terminated involuntarily or constructively within 12 months following a change in control, including our Named Executive Officers, then the holder’s then-outstanding, unvested converted time-based PSUs will vest. In addition, the PSU awards are subject to payout upon the permanent disability or death of a PSU holder, including a Named Executive Officer, with payout limited to the target number of units if such event occurs during a performance period and to the actual number of units earned if such event occurs following the completion of the performance period.
RSU Awards
The RSU awards granted to our executive officers, including our NEOs in 2025 vest over a four-year period, with 6.25% of the total number of units subject to an award vesting on March 15, 2025 and 6.25%

Executive and Director Compensation	27

of the total number of units subject to the award vesting quarterly thereafter for the remaining 15 quarters, contingent upon an executive officer’s continued employment with or service to us through each applicable vesting date. Each unit granted pursuant to the RSU awards represents a contingent right to receive one share of our common stock for each unit that vests.
Additional RSU Award for Mr. Zagorski
Following our entry into an amended and restated employment agreement with Mr. Zagorski, effective as of July 21, 2025 (the “Amended and Restated Employment Agreement”), on August 19, 2025 our Board granted him a one-time RSU award with a grant date fair value of $2,500,000, with 8.33% of the total number of units subject to the award vesting on December 31, 2025 (the “2025 Vesting Date”) and the remainder of the units vesting at a rate of 8.33% on each quarterly anniversary of the 2025 Vesting Date, subject to his continued employment with us through each applicable vesting date. Each unit granted pursuant to the RSU award represents a contingent right to receive one share of our common stock for each vested unit. The Board determined to grant this award to Mr. Zagorski in recognition of his continued service to the Company and his agreement to extend the term of his prior employment agreement with us.
The equity awards granted to our Named Executive Officers for 2025 are set forth below in the “2025 Summary Compensation Table” and the “2025 Grants of Plan-Based Awards Table.”
Health and Welfare Benefits
Except with respect to the DoubleVerify Holdings, Inc. Deferred Compensation Plan (the “NQDC“), which is only available to the non-employee members of our Board and senior executives, our executive officers, including our NEOs, are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time, salaried U.S. employees, including payment of health care premiums for employees at the level of director and above. These benefits include medical, dental, and vision insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, commuter benefits, and reimbursement for mobile phone usage.
We provide a Section 401(k) defined contribution retirement savings plan for the benefit of our eligible employees located in the U.S., including our executive officers, under which participants are permitted to contribute a percentage of their compensation on a pre-tax basis, subject to limits in the U.S. Internal Revenue Code of 1986, as amended (the “Code”). We make fully vested matching contributions under the Section 401(k) plan, subject to the discretion of our Board. The terms of the Section 401(k) plan contemplate discretionary matching contributions to eligible participants of up to 75% of every dollar that such participants contribute up to 4% of their annual base salaries. Our executive officers, including our NEOs, are eligible to participate in the Section 401(k) plan on the same basis as our other employees.
We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our NEOs, except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of such person’s duties, to make the executive officer more efficient and effective, and for recruitment and retention purposes.
In 2025, none of our NEOs received perquisites or other personal benefits in amounts equal to or greater than $10,000.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

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Employment Agreements
We have entered into written employment agreements with each of our Named Executive Officers. We believe that these agreements are necessary to secure and retain the services of these individuals in a highly competitive job market.
Each of these employment agreements (including our amended and restated employment agreement with our CEO as described hereafter) does not have a specific term and provides for “at will” employment (meaning that either we or the Named Executive Officer may terminate the employment relationship at any time without cause). These employment agreements generally set forth the Named Executive Officer’s base salary, target annual cash bonus opportunity, and eligibility to receive annual equity awards based upon performance and award guidelines as established by our Board or the Compensation Committee.
On July 21, 2025, we entered into the Amended and Restated Employment Agreement that provides for Mr. Zagorski’s continued employment as our Chief Executive Officer. The Amended and Restated Employment Agreement does not have a finite term and may be terminated by either party on the terms and conditions prescribed therein, in the event of Mr. Zagorski’s death or disability, or at any time by the mutual written agreement of the parties.
Pursuant to the Amended and Restated Employment Agreement, Mr. Zagorski will receive an annual base salary of at least $669,500. In addition, he is eligible for a target annual cash bonus opportunity equal to at least 100% of his annual base salary for each year during his continued employment by us. Mr. Zagorski was also granted a time-based RSU award with a grant date fair value of $2,500,000 and was eligible to participate in a Company-sponsored life insurance program in an amount equal to $3,000,000. However, Mr. Zagorski has not participated in such a program to date and no premiums were paid by the Company in 2025.
In addition, each employment agreement also includes non-compete and employee and customer non-solicitation covenants, effective during the Named Executive Officer’s employment with us and for at least one-year post-termination. Further, each of our Named Executive Officers is also subject to intellectual property assignment and perpetual confidentiality provisions that protect our commercial interests.
These employment agreements also provide that each Named Executive Officer is eligible to receive severance payments and benefits upon a qualifying termination of employment, as more fully described in “Post-Employment Compensation” below.
For detailed descriptions of the employment arrangements with our Named Executive Officers, see “—Narrative Disclosure to Summary Compensation Table—Employment Agreements” and “—Payments and Potential Payments upon Termination or Change in Control” below.
Post-Employment Compensation
The employment agreements with our NEOs provide for certain protections in the event of specified involuntary terminations of employment (including a termination of employment by us “without cause” or a resignation of employment for “good reason,” as such terms are defined in the employment agreements and which we refer to as a “qualifying termination”), in exchange for executing and not revoking our separation agreement and release of claims. The applicable provisions of the employment agreements provide reasonable compensation in the form of severance pay and certain limited benefits to a NEO if such individual leaves our employ under certain circumstances to facilitate the NEO’s transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing NEO to sign a separation agreement and release of claims in a form and with terms acceptable to us providing for a general release of all claims as a condition to receiving post-employment compensation payments or benefits.
Mr. Zagorski’s Amended and Restated Employment Agreement includes provisions related to severance payments and entitlements upon our termination of his employment for any reason other than “cause” (as defined in the Amended and Restated Employment Agreement), or his termination for “good reason” (as defined in the Amended and Restated Employment Agreement) as follows:
•
In the event he terminates his employment without “good reason” after January 1 of a calendar year and prior to payment of the annual cash bonus in respect of the immediately preceding

Executive and Director Compensation	29

calendar year, we will pay him the annual cash bonus for such preceding calendar year at the level accrued based on actual performance.
•
In the event his employment is terminated by us without “cause” or for “good reason,” and subject to his execution and non-revocation of a general release and waiver of claims in our favor, he will be entitled to continued base salary for 12 months following termination of employment, as well as certain continued health benefits for two years following such termination. In addition, if the termination of employment occurs on or after January 1 of a calendar year and prior to payment of the annual cash bonus in respect of the immediately preceding calendar year, he will be entitled to payment of 100% of his target annual cash bonus opportunity.

If Mr. Allais’s employment is terminated in a qualifying termination or by reason of his death or disability, the portion of his stock options that would otherwise have vested between the date of termination and the 12-month anniversary of the date of termination will accelerate and vest in full. In the case of Mr. Grimmig, if his employment is terminated by reason of his death or disability, all of Mr. Grimmig’s unvested RSU awards will accelerate and fully vest.
The PSU awards granted to our Named Executive Officers are subject to payout upon the permanent disability or death of a Named Executive Officer, with payout limited to the target number of units if such event occurs during a performance period and to the actual number of units earned if such event occurs following the completion of the performance period.
Beginning with the equity awards granted to our executive officers, including our NEOs, in 2022, the vesting provisions of all stock options and RSU awards with time-based vesting requirements held by our Named Executive Officers are “double-trigger,” which means that the vesting of these awards will generally accelerate and vest in full only if there is both a “change in control” of the Company (as defined in the 2021 Equity Plan and the DoubleVerify Holdings, Inc. 2017 Equity Incentive Plan) and, a qualifying termination of employment of the applicable Named Executive Officer. In addition, the PSU awards held by our Named Executive Officers are also “double-trigger” and will convert to time-based RSU awards only under such prescribed circumstances (as described above).
We believe that having in place reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly qualified executive officers. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when developing its recommendations with respect to the annual compensation for our Named Executive Officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
Ms. Eddleman’s Post-Employment Agreement
In connection with Ms. Eddleman’s resignation, effective December 31, 2025, as Executive Vice President and Global Chief Commercial Officer, on September 15, 2025, we entered into an Executive Separation Agreement and a Consulting Agreement with her to provide for an orderly transition of her duties and responsibilities.
Under the Executive Separation Agreement and the Consulting Agreement, Ms. Eddleman continued in her role as Executive Vice President and Global Chief Commercial Officer at her existing compensation through December 31, 2025, and then transitioned her responsibilities as directed by the Company. Subject to her continued compliance with the restrictive covenants applicable to her, and her execution, reaffirmation, and non-revocation of a general release and waiver of claims against us, each of which has occurred, Ms. Eddleman was entitled to an annual cash bonus pursuant to the terms of the 2025 Bonus Plan at the level accrued by us. In addition, we agreed that Ms. Eddleman’s service as a consultant would constitute continued service for purposes of the vesting of certain outstanding and unvested stock options, RSU awards, and PSU awards.
Ms. Eddleman’s consulting arrangement has an initial term (the “Term”) of approximately six months, which commenced on January 1, 2026, with the ability to extend for an additional period of six months based on mutual agreement, subject to certain prescribed termination triggers as set forth in the Executive Separation Agreement and the Consulting Agreement. During the Term, Ms. Eddleman shall serve as a

30	Executive and Director Compensation	2026 PROXY STATEMENT

Senior Advisor to us to work on projects designated by our CEO. We have agreed to pay Ms. Eddleman $350 per hour for each hour she provides services during the Term.
For detailed descriptions of the post-employment compensation arrangements with our NEOs, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.
Non-Qualified Deferred Compensation Plan
We maintain the DoubleVerify Holdings, Inc. Deferred Compensation Plan (the “NQDC”) to provide our executive officers and the non-employee members of our Board with an opportunity to defer base salary, cash fees paid to a non-employee director, cash bonus payments, and other compensation (including equity awards). In addition to elective deferrals, we may make discretionary contributions to be credited to the account of any or all participants, subject to the vesting requirements set forth in the NQDC (though to date we have not made any such contributions).
Each participant’s deferred compensation account is credited with an investment return determined as if the account was invested in one or more investment funds. Each participant elects the investment funds in which such participant’s account will be deemed to be invested. Distributions of vested account balances are made upon death, disability, separation from service, or a specified date. Distributions are to be made in a single cash payment or, at the election of the participant, in annual installments for a period of between two and 10 years in the case of a separation from service or in-service distribution.
Our obligations under the NQDC are general unsecured promises to pay deferred compensation in the future to eligible participants in accordance with the terms of the NQDC from our general assets. Distributions from the NQDC are governed by the Code and the NQDC. We may, at any time, in our sole discretion, terminate the NQDC or amend or modify the NQDC, in whole or in part, except that no such termination, amendment, or modification will have a substantive effect on the benefits provided under the NQDC.
For more information on the participation of our NEOs in the NQDC, see “Nonqualified Deferred Compensation” below.
Other Compensation Policies
Equity Award Grant Practices
We do not grant equity awards in anticipation of the release of material, nonpublic information or time the release of material, nonpublic information based on equity award grant dates, vesting events, or sale events. During 2025, we did not grant equity awards to our Named Executive Officers during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a current report on Form 8-K that disclosed material nonpublic information. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation for Named Executive Officer equity awards in 2025. The annual equity awards granted to our Named Executive Officers are approved in the first fiscal quarter of each year to provide our Board and the Compensation Committee with a complete view of year end results and a more refined forecast when approving our performance goals, which improves their ability to set appropriately calibrated goals to more closely align pay with performance.
Hedging and Pledging Policies
Our Policy on Trading in Securities requires all directors, officers, and employees of the Company, and their immediate family members and other persons living in their households (“Company Associates”), to consult our Chief Legal Officer prior to engaging in any hedging or pledging transactions involving our equity securities. Any request for pre-clearance of a hedging or similar arrangement must be submitted to our Chief Legal Officer at least 30 days before the proposed execution of documents evidencing the proposed transaction. Our Chief Legal Officer will then determine whether the transaction may proceed and, if so, assist in complying with the SEC’s reporting requirements. Any Company Associate proposing to pledge our equity securities as collateral for a loan must submit a request for pre-clearance to our Chief Legal Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. Our Chief Legal Officer will then determine whether the transaction may proceed. Our

Executive and Director Compensation	31

Policy on Trading in Securities prohibits our Company Associates from engaging in short sales and transactions in puts, calls, or other derivative securities (whether on an exchange or in any other organized market) with respect to our equity securities.
Stock Ownership Guidelines
The Board has established stock ownership guidelines to further align the long-term interests of our executive officers and non-employee directors with those of our stockholders and promote the Company’s commitment to sound corporate governance. Our stock ownership guidelines require that our executive officers own qualifying equity having an aggregate value equal to a multiple of the executive officer’s annual base salary or non-employee director’s annual board cash retainer as follows:
The types of equity that are eligible for calculation in the guidelines include shares of our common stock held outright (including shares beneficially owned unless the individual disclaims beneficial ownership), shares held in the DoubleVerify Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), shares underlying any earned, unsettled PSU awards (including vested shares held in the NQDC), and shares underlying any unsettled RSU awards. Executive officers are required to hold 50% of the shares of our common stock acquired as a result of exercise or settlement of compensatory awards (net of any shares withheld for taxes) until these stock ownership guidelines have been met.
Compliance with these stock ownership guidelines is reviewed at least annually by the Compensation Committee.
Compensation Recovery (“Clawback”) Policy
We maintain the DoubleVerify Holdings, Inc. Clawback Policy (the “Clawback Policy”) which complies with the requirements of Exchange Act Rule 10D-1 and the applicable NYSE listing standards. The Clawback Policy provides for the mandatory prompt recovery of erroneously awarded incentive-based compensation from our current and former executive officers (as defined in Exchange Act Rule 10D-1) in the event we are required to prepare an accounting restatement, in accordance with the Final Clawback Rules. The recovery of such compensation applies regardless of whether an executive officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Clawback Policy, the Company may recover from the current and former executive officers erroneously awarded incentive-based compensation received within a lookback period of the three completed fiscal years preceding the date on which we are required to prepare an accounting restatement. This policy applies with respect to all incentive-based compensation received on or after October 2, 2023.
In addition, we maintain a compensation recovery and forfeiture policy that provides for recovery of all excess “incentive compensation” (as defined therein) paid or awarded to any current or former “executive officer” (as defined in Section 16 of the Exchange Act) and any other current or former employee who has received an equity award (a “Covered Person”) if:
•
we are required to prepare an accounting restatement of our financial results due to material noncompliance with any financial reporting requirement under the U.S. securities laws caused by the fraud, misconduct, or gross negligence of a Covered Person;

•
the Compensation Committee determines that any Covered Person received incentive compensation based on inaccurate financial information or other inaccurate performance metric criteria; or

32	Executive and Director Compensation	2026 PROXY STATEMENT

•
the Compensation Committee determines that any Covered Person committed misconduct that has or might reasonably be expected to cause reputational or other harm to us, committed misconduct or a material error that causes or might be reasonably expected to cause significant financial or reputational harm to us or was improper or grossly negligent, including in a supervisory capacity, in failing to identify, escalate, monitor, or manage, in a timely manner and as reasonably expected, risks material to us.

This latter policy applies with respect to cash incentive compensation paid after April 15, 2021 and equity incentive compensation granted after such date and, to the extent agreed by a Covered Person or as otherwise permitted by applicable law, incentive compensation that was granted prior to such date.
Tax and Accounting Considerations
The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
Under Section 162(m) of the Code, compensation paid to our “covered executive officers” (which include our CEO and CFO), will not be deductible to the extent it exceeds $1 million. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (CD&A) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement.
Submitted by the Compensation Committee of the Company’s Board of Directors:
Scott Wagner (Chairperson)
Laura B. Desmond
Sundeep Jain
R. Davis Noell
The information contained in this Compensation Committee Report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Executive and Director Compensation	33

Compensation Tables
The following tables, footnotes and narrative disclosures discuss the compensation of our NEOs: our Chief Executive Officer, Mark Zagorski, our Executive Vice President and Global Chief Commercial Officer, Julie Eddleman, our Chief Financial Officer, Nicola Allais, and our Chief Legal Officer, Andrew Grimmig, whom we refer to as our “NEOs,” during our fiscal year ended December 31, 2025.
Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Mark Zagorski Chief Executive Officer	2025	670,000	—	10,323,721	797,300	—	23,211	11,814,232
	2024	650,000	—	—	416,000	—	11,618	1,077,618
	2023	550,000	—	9,656,572	588,500	—	15,596	10,810,668
Nicola Allais Chief Financial Officer	2025	515,000	—	3,462,135	459,638	—	23,211	4,459,984
	2024	500,000	—	—	240,000	—	21,968	761,968
	2023	475,000	—	3,755,357	355,775	—	25,496	4,611,628
Julie Eddleman Executive Vice President and Global Chief Commercial Officer	2025	515,000	—	2,596,579	612,850	—	22,094	3,746,523
	2024	500,000	—	—	320,000	—	23,252	843,252
	2023	475,000	—	3,755,357	508,250	—	26,447	4,765,054
Andrew Grimmig Chief Legal Officer	2025	480,000	—	2,596,579	371,280	—	23,211	3,471,070
	2024	455,000	—	—	189,280	—	21,968	666,248
	2023	430,000	—	2,950,629	276,060	—	9,900	3,666,589

(1)
This amount represents the aggregate grant date fair value of PSUs and RSUs granted during the applicable fiscal year, assuming target performance for all PSUs. Assuming maximum performance, the grant date fair value of the 2025 PSUs would be $5,044,836 for Mr. Zagorski; $2,242,172 for Mr. Allais; $1,681,598 for Ms. Eddleman; and $1,681,598 for Mr. Grimmig. No annual equity awards were granted to our executive officers in 2024 due to a change in the timing of our annual grant practice. As a result, the “Stock Awards” column reflects no equity award value for that year, and the “Total” column reflects significantly lower total compensation compared to 2025 and 2023. Grant date fair value is calculated in accordance with FASB ASC Topic 718 and does not represent the value actually realized, or that may ultimately be realized, by our NEOs. No option awards were granted to our NEOs in 2025, 2024 or 2023.

(2)
For 2025, 2024 and 2023, the amount in this column represents bonuses relating to full year Company performance.

(3)
Amounts reported in the “All Other Compensation” column for our NEOs include the items set forth in the table below, as applicable to each NEO.

34	Executive and Director Compensation	2026 PROXY STATEMENT

Name	Fiscal Year	401(k) Contribution ($)(A)	Employer Paid Premiums for Health Benefits ($)(B)	Employment Agreement Items ($)(C)
Mark Zagorski Chief Executive Officer	2025	10,500	12,711	—
	2024	—	11,618	—
	2023	—	15,596	—
Nicola Allais Chief Financial Officer	2025	10,500	12,711	—
	2024	10,350	11,618	—
	2023	9,900	15,596	—
Julie Eddleman Executive Vice President and Global Chief Commercial Officer	2025	6,088	12,711	3,295
	2024	10,350	11,618	1,284
	2023	8,070	15,596	2,781
Andrew Grimmig Chief Legal Officer	2025	10,500	12,711	—
	2024	10,350	11,618	—
	2023	9,900	—	—

(A)
A discretionary matching contribution under the Company’s 401(k) plan was made for each of our NEOs who made contributions to the plan.

(B)
Reflects the employee portion of health benefits paid by the Company.

(C)
Reflects life insurance reimbursement per the terms of Ms. Eddleman’s employment contract with the Company.

Grants of Plan-Based Awards During the Fiscal Year Ended December 31, 2025
The following table provides information about the plan-based awards granted to each of our NEOs during fiscal 2025.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock (#)(3)	Grant Date Fair Value of Stock Awards(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Mark Zagorski	2025 DVBP	$0	$670,000	$938,000
	3/13/2025				60,876	121,753	243,506		$2,299,914
	3/13/2025				60,876	121,753	182,629		$1,829,948
	3/13/2025							243,506	$3,659,895
	8/19/2025							161,708	$2,533,964
Nicola Allais	2025 DVBP	$0	$386,250	$540,750
	3/13/2025				27,056	54,113	108,226		$1,022,195
	3/13/2025				27,056	54,113	81,169		$813,318
	3/13/2025							108,225	$1,626,622

Executive and Director Compensation	35

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock (#)(3)	Grant Date Fair Value of Stock Awards(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Julie Eddleman	2025 DVBP	$0	$515,000	$721,000
	3/13/2025				20,292	40,584	81,168		$766,632
	3/13/2025				20,292	40,584	60,876		$609,977
	3/13/2025							81,169	$1,219,970
Andrew Grimmig	2025 DVBP	$0	$312,000	$436,800
	3/13/2025				20,292	40,584	81,168		$766,632
	3/13/2025				20,292	40,584	60,876		$609,977
	3/13/2025							81,169	$1,219,970

(1)
These columns reflect the threshold, target, and maximum payout opportunities under the 2025 DV Bonus Plan. For purposes of this table, the amount shown as the “threshold” payout reflect the threshold payout levels for achieving the threshold performance targets.

(2)
Represents the number of shares of common stock that may be earned upon vesting of the PSUs granted in 2025, assuming the achievement of threshold, target and maximum performance levels for the applicable performance period. See “Compensation Discussion and Analysis—PSU Awards” for a discussion of the performance measures for the PSUs.

(3)
Represents the RSUs that vest 6.25% on March 15, 2025 and the remainder of the award vest at a rate of 6.25% on each quarterly anniversary of March 15, 2025, subject to the NEO’s continued employment through each applicable vesting date. Mr. Zagorski’s 161,708 RSUs reflect a one-time signing grant pursuant to his new employment agreement entered on July 21, 2025. These RSUs vest 8.33% on December 31, 2025, with the remainder of the award vesting at a rate of 8.33% on each quarterly anniversary of December 31, 2025, subject to his continued employment through each applicable vesting date.

(4)
Represents the aggregate grant date fair value of PSUs and RSUs granted to our NEOs. The grant date fair value is computed in accordance with FASB ASC Topic 718. The amounts do not reflect the value actually realized or that ultimately may be realized by our NEOs in respect of these awards.

Narrative Disclosure to Summary Compensation Table
Employment Agreements
The key terms of the employment agreements of Mr. Zagorski, Ms. Eddleman, Mr. Allais and Mr. Grimmig are described below.
Mark Zagorski
We are currently party to an Amended and Restated Employment Agreement with Mark Zagorski, our Chief Executive Officer, that governs the current terms of his employment with us. Mr. Zagorski’s agreement does not have a fixed term and commenced July 21, 2025. Pursuant to his employment agreement, Mr. Zagorski is entitled to an annual base salary (which for 2025 was paid at an annual rate of $670,000), and is eligible to receive an annual bonus with a target opportunity equal to at least 100% of his base salary based upon the attainment of performance goals and objectives established by our Board.

36	Executive and Director Compensation	2026 PROXY STATEMENT

In connection with the Amended and Restated Employment Agreement, Mr. Zagorski was granted a time-based RSU award with a grant date value of $2,500,000.
Mr. Zagorski’s employment agreement includes non-compete and employee and customer non-solicitation covenants, effective during his employment and for one-year post-termination. Mr. Zagorski is also entitled to receive severance benefits upon a qualifying termination of his employment, as more fully described below under “—Payments and Potential Payments upon Termination or Change of Control”.

Nicola Allais

We are currently party to an agreement with Nicola Allais, our Chief Financial Officer, that governs the current terms of his employment with us. Mr. Allais’ agreement does not have a fixed term. Pursuant to the agreement, Mr. Allais is entitled to an annual base salary (which for 2025 was paid at an annual rate of $515,000) and is eligible to receive an annual discretionary bonus with a target opportunity equal to 60% of his base salary based upon the attainment of performance goals and objectives established by our Board. In respect of 2025, Mr. Allais’ annual discretionary bonus target opportunity was set at 75% of his base salary.
Mr. Allais’ employment agreement includes non-compete and employee and customer non-solicitation covenants, effective during his employment and for one-year post-termination. Mr. Allais is also entitled to receive severance benefits upon a qualifying termination of his employment, as more fully described below under “—Payments and Potential Payments upon Termination or Change of Control”.

Julie Eddleman

We were party to an agreement with Julie Eddleman, our Executive Vice President and Global Chief Commercial Officer, that governed the terms of her employment with us through December 31, 2025. Ms. Eddleman’s agreement did not have a fixed term. Pursuant to the agreement, Ms. Eddleman was entitled to an annual base salary (which for 2025 was paid at an annual rate of $515,000) and was eligible to receive an annual discretionary bonus with a target opportunity equal to 100% of her base salary (with the maximum opportunity to earn a bonus of 150% of the base salary) based upon the attainment of performance goals and objectives established by our Board.
In connection with her resignation, effective December 31, 2025, on September 15, 2025, we entered into an Executive Separation Agreement and a Consulting Agreement to provide for an orderly transition of her duties and responsibilities. Subject to her continued compliance with the restrictive covenants applicable to her, and her execution, reaffirmation, and non-revocation of a general release and waiver of claims against us, each of which has occurred, Ms. Eddleman was entitled to an annual cash bonus pursuant to the terms of the 2025 Bonus Plan at the level accrued by us. In addition, we agreed that Ms. Eddleman’s service as a consultant would constitute continued service for purposes of the vesting of certain outstanding and unvested stock options, RSU awards, and PSU awards.
Ms. Eddleman’s consulting arrangement has an initial term of approximately six months, which commenced on January 1, 2026, with the ability to extend for an additional period of six months based on mutual agreement, subject to certain prescribed termination triggers as set forth in the Executive Separation

Executive and Director Compensation	37

Agreement and the Consulting Agreement. During the Term, Ms. Eddleman is serving as a Senior Advisor to us to work on projects designated by our CEO. We have agreed to pay Ms. Eddleman $350 per hour for each hour she provides services during the Term.
Ms. Eddleman was also entitled to receive grants of equity awards having a grant date fair value of not less than $1,500,000 on an annual basis, commencing in December 2021, all of which have been granted and which are described in greater detail below in the table and accompanying footnotes under “—Outstanding Equity Awards at Fiscal Year End 2025”.
Ms. Eddleman’s employment agreement included non-compete and employee and customer non-solicitation covenants, effective during her employment and for one-year post-termination. Ms. Eddleman was also entitled to receive severance benefits upon a qualifying termination of her employment, as more fully described below under “—Payments and Potential Payments upon Termination or Change of Control”.

Andrew Grimmig

We are currently party to an agreement with Andrew Grimmig, our General Counsel and Chief Legal Officer, that governs the current terms of his employment with us. Mr. Grimmig’s agreement does not have a fixed term. Pursuant to the agreement, Mr. Grimmig is entitled to an annual base salary (which for 2025 was paid at an annual rate of $480,000) and is eligible to receive an annual discretionary bonus with a target opportunity equal to 50% of his base salary based upon the attainment of performance goals and objectives established by our Board. In respect of 2025, Mr. Grimmig’s annual discretionary bonus target was set at 65% of his base salary.
Mr. Grimmig’s employment agreement includes non-compete and employee and customer non-solicitation covenants, effective during his employment and for one-year post-termination. Mr. Grimmig is also entitled to receive severance benefits upon a qualifying termination of his employment, as more fully described below under “—Payments and Potential Payments upon Termination or Change of Control”.

Mr. Zagorski, Ms. Eddleman, Mr. Allais and Mr. Grimmig are also bound by intellectual property assignment and perpetual confidentiality provisions that protect our commercial interests.
Outstanding Equity Awards at Fiscal Year End 2025
The following table provides information about outstanding equity awards held by each of our NEOs as of December 31, 2025. All awards were granted under the 2017 Equity Plan or the 2021 Equity Plan. Our equity incentive program was designed to ensure that our senior management and other employees, including our NEOs, help drive stockholder value, and equity-based awards constitute a meaningful part of our NEOs’ compensation. Each of the 2017 Equity Plan and 2021 Equity Plan is administered by our Compensation Committee, which has discretion, within the parameters of the 2017 Equity Plan or 2021 Equity Plan, as applicable, to determine the recipients, amounts and terms of awards. The market value of the stock awards is based on the closing price of our common stock on the NYSE on December 31, 2025, which was $11.44.

38	Executive and Director Compensation	2026 PROXY STATEMENT

		Option Awards				Stock Awards
Name		Number of Shares Underlying Unexercised (#) Options Exercisable	Number of Shares Underlying Unexercised (#) Option Unexercisable	Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares of Stock That Have Not Vested ($)
Mark Zagorski	1							142,557	$1,630,852
	2					145,458	$1,664,040
	3					11,028	$126,160
	4					148,232	$1,695,774
	5					182,628	$2,089,264
	6					62,411	$713,982
	7	227,918	75,972	$25.00	12/12/2032	37,500	$429,000
	8	244,729		$31.39	12/10/2031
	9	1,083,333		$6.93	7/28/2030
	10	1,083,333		$13.86	7/28/2030
Nicola Allais	11							62,203	$711,602
	2					64,648	$739,573
	3					4,289	$49,066
	5					81,168	$928,562
	6					24,272	$277,672
	7	98,766	32,920	$25.00	12/12/2032	16,248	$185,877
	8	94,127		$31.39	12/10/2031
	12	19,410		$31.39	12/10/2031
	13	270,794		$2.01	1/4/2028
	14	801,883		$2.01	1/4/2028
Julie Eddleman	15
	15					32,324	$369,787
	16					4,289	$49,066
	17					20,292	$232,140
	18					12,136	$138,836
	19	83,570	27,856	$25.00	12/12/2032	13,748	$157,277
	8	75,301		$31.39	12/10/2031
Andrew Grimmig	20							46,941	$537,005
	2					48,485	$554,668
	3					3,370	$38,553
	5					60,876	$696,421
	6					19,069	$218,149
	7	60,780	20,257	$25.00	12/12/2032	10,000	$114,400
	8	56,476		$31.39	12/10/2031
	21	51,607		$20.31	2/15/2031
	14	316,173		$6.45	4/27/2030
	22	167,840		$6.45	4/27/2030

(1)
The awards in this row consist of relative total stockholder return-based PSUs granted under our 2021 Equity Plan, and the disclosure is based on achieving target level performance. Subject to the NEO’s continued employment through each applicable vesting date, 20,804 of the earned PSUs,

Executive and Director Compensation	39

if any, will vest on March 15, 2027 and 121,753 of the earned PSUs, if any, will vest on March 15, 2028, following the completion of applicable performance period.
(2)
The awards in this row consist of revenue-based PSUs granted under our 2021 Equity Plan. After certification of the revenue performance metric by the Compensation Committee, in March 2026, 119.47% of the target revenue-based PSUs were earned. 41.67% of the earned shares vested and settled on March 15, 2026, and the remainder of the earned shares will vest at a rate of 8.33% on each quarterly anniversary of March 15, 2026, subject to the NEO’s continued employment through each applicable vesting date.

(3)
The awards in this row consist of revenue-based PSUs granted under our 2021 Equity Plan. After certification of the revenue performance metric by the Compensation Committee, in March 2025, 53% of the target revenue-based PSUs were earned. 41.67% of the earned shares vested and settled on March 15, 2025, and the remainder of the earned shares will vest at a rate of 8.33% on each quarterly anniversary of March 15, 2025, subject to the NEO’s continued employment through each applicable vesting date.

(4)
The awards in this row consist of time vesting RSUs granted under our 2021 Equity Plan. The awards vested 8.33% on December 31, 2025 and the remainder of the awards vest at a rate of 8.33% on each quarterly anniversary of December 31, 2025, subject to the NEO’s continued employment through each applicable vesting date.

(5)
The awards in this row consist of time vesting RSUs granted under our 2021 Equity Plan. The awards vested 6.25% on March 15, 2025 and the remainder of the awards vest at a rate of 6.25% on each quarterly anniversary of March 15, 2025, subject to the NEO’s continued employment through each applicable vesting date.

(6)
The awards in this row consist of time vesting RSUs granted under our 2021 Equity Plan. The awards vested 6.25% on March 15, 2024 and the remainder of the awards vest at a rate of 6.25% on each quarterly anniversary of March 15, 2024, subject to the NEO’s continued employment through each applicable vesting date.

(7)
The awards in this row consist of time vesting non-qualified stock options and RSUs granted under our 2021 Equity Plan. The awards vested 6.25% on March 15, 2023 and the remainder of the awards vest at a rate of 6.25% on each quarterly anniversary of March 15, 2023, subject to the NEO’s continued employment through each applicable vesting date.

(8)
The awards in this row consist of time vesting non-qualified stock options granted under our 2021 Equity Plan. The award vested 6.25% on March 15, 2022 and the remainder of the award vested at a rate of 6.25% on each quarterly anniversary of March 15, 2022.

(9)
The awards in this row consist of time vesting non-qualified stock options and RSUs granted under our 2017 Equity Plan. The vesting schedule provides that 25% of the awards vest on July 21, 2021, which is the one-year anniversary of Mr. Zagorski’s commencement of employment, and then at a rate of 6.25% per quarter over the next 12 quarters, subject in all cases to his continued employment through the applicable vesting date. Notwithstanding the foregoing, upon the completion of our IPO, the portion of the awards that would have vested over the 12 months following the completion of the IPO vested, and the remaining portion vested on their original vesting schedule without regard to the aforementioned acceleration.

(10)
The award in this row consists of non-qualified stock options granted under our 2017 Equity Plan and are subject to the same time vesting criteria as the options described in note 6 above (including in respect of the accelerated vesting upon the completion of our IPO). These options were granted with an exercise price equal to two times the fair market value of a share of our common stock on the grant date, as determined by our Board.

(11)
The awards in this row consist of relative total stockholder return-based PSUs granted under our 2021 Equity Plan, and the disclosure is based on achieving target level performance. Subject to the NEO’s continued employment through each applicable vesting date, 8,090 of the earned PSUs, if any, will vest on March 15, 2027 and 54,113 of the earned PSUs, if any, will vest on March 15, 2028 following the completion of applicable performance period.

40	Executive and Director Compensation	2026 PROXY STATEMENT

(12)
The awards in this row consist of time vesting non-qualified stock options granted under our 2021 Equity Plan. 50% of the awards vested on December 15, 2022 and the remainder vested on December 15, 2023.

(13)
The award in this row consists of time vesting non-qualified stock options granted under our 2017 Equity Plan. The award vested 25% on November 6, 2018, and the remainder at a rate of 6.25% per quarter thereafter.

(14)
The award in this row consists of performance-based non-qualified stock options granted under our 2017 Equity Plan. The award vested 100% on November 22, 2021 upon Providence VII U.S. Holdings L.P. receiving cumulative cash proceeds in respect of its investment in DoubleVerify equal to two times its aggregate cash investment in DoubleVerify.

(15)
The awards in this row consist of revenue-based PSUs granted under our 2021 Equity Plan. After certification of the revenue performance metric by the Compensation Committee, in March 2026, 119.47% of the target revenue-based PSUs were earned. Pursuant to Ms. Eddleman’s Executive Separation Agreement with the Company, 41.67% of the earned shares vested and settled on March 15, 2026. The remaining earned shares will vest in three substantially equal installments on each quarterly anniversary of March 15, 2026.

(16)
The awards in this row consist of revenue-based PSUs granted under our 2021 Equity Plan. After certification of the revenue performance metric by the Compensation Committee, in March 2025, 53% of the target revenue-based PSUs were earned. 41.67% of the earned shares vested and settled on March 15, 2025, and the remainder of the earned shares will vest at a rate of 8.33% on each quarterly anniversary of March 15, 2025, pursuant to Ms. Eddleman’s Executive Separation Agreement with the Company.

(17)
The awards in this row consist of time vesting RSUs granted under our 2021 Equity Plan. The awards vested 6.25% on March 15, 2025 and the remainder of the awards vest at a rate of 6.25% on each quarterly anniversary of March 15, 2025, pursuant to Ms. Eddleman’s Executive Separation Agreement with the Company.

(18)
The awards in this row consist of time vesting RSUs granted under our 2021 Equity Plan. The awards vested 6.25% on March 15, 2024 and the remainder of the awards vest at a rate of 6.25% on each quarterly anniversary of March 15, 2024, pursuant to Ms. Eddleman’s Executive Separation Agreement with the Company.

(19)
The awards in this row consist of time vesting non-qualified stock options and RSUs granted under our 2021 Equity Plan. The awards vested 6.25% on March 15, 2023 and the remainder of the awards vest at a rate of 6.25% on each quarterly anniversary of March 15, 2023 pursuant to Ms. Eddleman’s Executive Separation Agreement with the Company.

(20)
The awards in this row consist of relative total stockholder return-based PSUs granted under our 2021 Equity Plan, and the disclosure is based on achieving target level performance. Subject to the NEO’s continued employment through each applicable vesting date, 6,357 of the earned PSUs, if any, will vest on March 15, 2027 and 40,584 of the earned PSUs, if any, will vest on March 15, 2028 following the completion of applicable performance period.

(21)
The award in this row consists of time vesting non-qualified stock options granted under our 2017 Equity Plan. The award vested 6.25% on February 15, 2022 and the remainder of the award vested at a rate of 6.25% on each quarterly anniversary of February 15, 2022.

(22)
The award in this row consists of time vesting non-qualified stock options granted under our 2017 Equity Plan. The award vested 6.25% on March 30, 2021 and the remainder of the award vested at a rate of 6.25% on each quarterly anniversary of March 30, 2021.

Executive and Director Compensation	41

Option Exercises and Stock Vested During the Fiscal Year Ended December 31, 2025
The following table provides information about number of stock options that were exercised, and RSUs and PSUs that vested and released, for each of our NEOs during fiscal 2025 on an aggregate basis.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mark Zagorski(3)	—	—	190,996	$2,506,060
Nicola Allais	18,462	$361,665	73,970	$979,640
Julie Eddleman	—	—	75,038	$1,078,052
Andrew Grimmig	—	—	54,520	$740,915

(1)
Represents the spread between (i) the market price of our common stock at exercise and (ii) the exercise price for all stock options exercised during the year, multiplied by the number of stock options exercised.

(2)
Represents the number of RSUs and PSUs vested multiplied by the market price of our common stock on the date of vesting.

(3)
The amounts reported under Stock Awards columns include 37,500 vested RSUs, settlement of which is deferred under our non-qualified deferred compensation plan. The shares will settle as soon as administratively feasible following the NEO’s separation from service with the company.

Nonqualified Deferred Compensation
The following table provides a summary of the NEOs’ participation in the NQDC during the fiscal year ended December 31, 2025.
	Executive contributions in last Fiscal Year	Registrant contributions in last Fiscal Year	Aggregate earnings in last Fiscal Year	Aggregate withdrawals/ distributions	Aggregate balance at last Fiscal Year End(1)
Mark Zagorski(2)(3)	—	$494,063	—	—	$1,287,000
Nicola Allais	—	—	—	—	—
Julie Eddleman	—	—	$7,523	—	$277,885
Andrew Grimmig	—	—	—	—	—

(1)
The market value of the vested and deferred RSUs is based on the closing price of our common stock on the NYSE on December 31, 2025, which was $11.44.

(2)
The amount reported under Aggregate balance at last Fiscal Year End column reflects the market value of 112,500 vested RSUs, the settlement of which is deferred under our NQDC plan. The shares will settle as soon as administratively feasible following the NEO’s separation from service with the company.

(3)
The amount reported under Registrant contributions in last Fiscal Year column reflects the market value of 37,500 RSUs that vested in 2025. The market value is calculated by multiplying the number of vested RSUs by the market price of our common stock on the date of vesting.

42	Executive and Director Compensation	2026 PROXY STATEMENT

Our NQDC plan provides our executive officers and members of our Board with an opportunity to defer base salary, cash fees paid to a non-employee director, cash bonus payments and other compensation (including equity awards). In addition to elective deferrals, the Company may make discretionary contributions to be credited to the account of any or all participants, subject to the vesting requirements set forth in the NQDC (though to date we have not made any such contributions). Each participant’s deferred compensation account is credited with a notional investment return based on various investment funds that are generally the same as the investment funds available under our tax qualified plan. Distributions of vested account balances are made upon death, disability, separation from service, or a specified date. Distributions are to be made in a single cash payment or, at the election of the participant, in annual installments for a period of between two and 10 years in the case of a separation from service or in-service distribution.
Please see the discussion of the NQDC in our Compensation Discussion & Analysis for more details about the operation of the plan.
Payments and Potential Payments upon Termination or Change in Control
Employment Agreement Obligations
Mark Zagorski
Mr. Zagorski’s Amended and Restated Employment Agreement, effective as of July 21, 2025, does not have a fixed term and may also be terminated at any time by either party. The employment agreement provides for severance benefits upon certain terminations of employment. In particular, if Mr. Zagorski’s employment is terminated by us without “cause” or if he resigns his employment for “good reason” (as such terms are defined in his employment agreement), which we refer to as a “qualifying termination,” subject to his execution and non-revocation of a general release of claims, Mr. Zagorski is entitled to receive his continued base salary as in effect at the time of termination for 12 months, as described in the table “Summary of Estimated Payments and Benefits” below.
In addition, Mr. Zagorski will be entitled to certain continued health benefits for two years following such termination. If such qualifying termination occurs on or after January 1 of a calendar year and prior to payment of the annual cash bonus in respect of the immediately preceding calendar year, he will be entitled to payment of 100% of his target annual cash bonus opportunity for such preceding year.
Nicola Allais, Julie Eddleman and Andrew Grimmig
The employment agreements of Mr. Allais and Mr. Grimmig do not provide a fixed term and may be terminated at any time by either party. As noted above, Ms. Eddleman resigned from her position effective December 31, 2025.
If the employment of Mr. Allais or Mr. Grimmig is terminated by us without cause or by the applicable executive for good reason (which we refer to as a “qualifying termination”), the applicable executive will be entitled to receive amounts as described in the table “Summary of Estimated Payments and Benefits” below.
Treatment of Equity Awards Generally
In the event that we terminate an NEO’s employment for “cause”, or an NEO breaches a restrictive covenant by which he or she is bound, all of such NEO’s unvested and vested stock options, PSUs and RSUs will be immediately cancelled and forfeited.
All of our current equity-based awards provide for “double-trigger” vesting in connection with a change in control. Under this structure, stock options, PSUs and RSUs granted in 2022 and thereafter do not automatically accelerate or vest solely upon a change in control. Instead, vesting will accelerate only if the NEO’s employment is terminated by the Company without cause or by the NEO for good reason within one year following the change in control. We do not provide any excise tax payments (or “gross-ups”) in connection with a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including our Named Executive Officers.

Executive and Director Compensation	43

Summary of Estimated Payments and Benefits on a Termination of Employment or Change in Control
The following table summarizes estimated post-employment payments and benefits that would have been payable to the NEOs in the event that their employment had been terminated or a change in control of the Company had occurred as of December 31, 2025.
Name and Triggering Event	Severance or Multiple of Salary and Bonus(1)	Valuation of Equity Vesting Acceleration Assuming Cash- Out/Payment of Long-Term Cash Incentive	Value of Other Benefits(2)	Total
Mark Zagorski
Qualifying termination not in connection with change in control(3)	$1,340,000	—	$82,134	$1,422,134
Qualifying termination in connection with change in control(3)	$1,340,000	$8,349,072	$82,134	$9,771,206
Change in control	—	—	—	—
Death(4)	—	$3,421,052	—	$3,421,052
Disability(4)	—	$3,421,052	—	$3,421,052
Nicola Allais
Qualifying termination not in connection with change in control(5)	$515,000	—	$41,067	$556,067
Qualifying termination in connection with change in control(5)	$515,000	$2,892,352	$41,067	$3,448,419
Change in control	—	—	—	—
Death(4)	—	$1,500,242	—	$1,500,242
Disability(4)	—	$1,500,242	—	$1,500,242
Julie Eddleman
Qualifying termination not in connection with change in control(6)(7)	$612,850	—	—	$612,850
Qualifying termination in connection with change in control(6)(7)	$612,850	$947,106	—	$1,559,956
Change in control	—	—	—	—
Death(4)(8)	—	$418,853	—	$418,853
Disability(8)	—	$418,853	—	$418,853
Andrew Grimmig
Qualifying termination not in connection with change in control(9)	$240,000	—	$20,533	$260,533
Qualifying termination in connection with change in control(9)	$240,000	$2,159,197	$20,533	$2,419,730
Change in control	—	—	—	—
Death(4)	—	$1,130,226	—	$1,130,226
Disability(4)	—	$1,130,226	—	$1,130,226

44	Executive and Director Compensation	2026 PROXY STATEMENT

(1)
Reflects the base salary in effect as of December 31, 2025.

(2)
Reflects employer and employee portion of continued medical, dental and vision insurance coverage for each NEO at rates currently in effect.

(3)
Upon a “qualifying termination,” Mr. Zagorski is entitled to receive an amount equal to his annual base salary, payable in accordance with the Company’s normal payroll practices over 12 months, and also continued medical, dental and vision insurance coverage for 24 months at active employee rates. Additionally, upon a qualifying termination he will receive an amount equal to 100% of his target bonus payable in accordance with the Company’s normal payroll practices as the base salary component of his severance. In addition, upon a “qualifying termination” in connection with a change in control, all then-outstanding and unvested PSUs will vest.

(4)
If an NEO is terminated by reason of death or disability, all then-outstanding and unvested PSUs will vest.

(5)
Upon a qualifying termination, Mr. Allais is entitled to receive an amount equal to 12 months of his base salary, payable in semi-monthly installments over 12 months, and also continued medical, dental and vision insurance coverage for 12 months at active employee rates. In addition, upon a “qualifying termination” in connection with a change in control, all then-outstanding and unvested PSUs will vest.

(6)
Reflects Ms. Eddleman’s fiscal year 2025 annual bonus, which was determined following the end of the fiscal year and paid in February 2026 in accordance with the Company’s normal bonus payment practices for executives, including our NEOs. Following termination, Ms. Eddleman will provide consulting services beginning January 1, 2026 at a rate of $350 per hour. Because the consulting fees represent compensation for future services at market rates, the amounts payable under the consulting agreement are not included in the termination payments table.

(7)
Reflects the value of stock options, RSUs and PSUs that continue to vest during Ms. Eddleman’s consulting term pursuant to the consulting agreement. No acceleration occurs upon termination of employment. The value reflects the number of stock options, RSUs and PSUs scheduled to vest during the consulting period multiplied by the closing price of the Company’s common stock on December 31, 2025.

(8)
If Ms. Eddleman’s consulting term terminates due to death or disability, any then-outstanding PSUs that were scheduled to vest during the consulting term will become fully vested.

(9)
Upon a qualifying termination, Mr. Grimmig is entitled to receive an amount equal to six months of his base salary, payable in semi-monthly installments over six months, and also continued medical, dental and vision insurance coverage for six months at active employee rates. In addition, upon a “qualifying termination” in connection with a change in control, all then-outstanding and unvested PSUs will vest.

Executive and Director Compensation	45

Equity Compensation Plan Information
The following table summarizes equity plan information as of December 31, 2025 with respect to our outstanding equity awards and shares of common stock reserved for future issuance under our equity compensation plans.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, rights, RSUs and PSUs (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by stockholders	19,487,780	$17.36	50,906,178
Equity compensation plans not approved by stockholders	—	—	—
Total	19,487,780	$17.36	50,906,178

(1)
Includes shares of common stock underlying outstanding stock options, RSUs and PSUs under the 2017 Equity Plan and 2021 Equity Plan, but does not include future rights to purchase common stock under the ESPP, which depend on a number of factors described in our ESPP and will not be determined until the end of the applicable purchase period.

(2)
The weighted-average exercise price calculations presented do not include any outstanding RSU and PSU awards, which have no exercise price.

(3)
Excludes 8,094,991 shares and 1,618,998 shares added to the DoubleVerify Holdings, Inc. 2021 Omnibus Equity Incentive Plan and ESPP, respectively, as a result of automatic annual increases on January 1, 2026.

Pay Ratio Disclosure
As required by SEC rules, we are providing the information below to explain the relationship between the annual total compensation of Mr. Zagorski, who served as the Company’s Chief Executive Officer in 2025, and the annual total compensation of the median employee of the Company, excluding our CEO. Following a review of our employee population and compensation programs, we concluded that there were no material changes during 2025 that would significantly impact our pay ratio disclosure. As a result, we continued to apply our established methodology to identify the median employee for purposes of the 2025 calculation.
The median annual total compensation disclosed below is based on the Company’s global workforce and is not designed to capture the median compensation of the Company’s U.S. employees. Our compensation philosophy is to pay competitively to market and provide fair compensation regardless of the locale. The compensation approach used to determine compensation for our broader workforce is the same approach we use when setting CEO pay, including consideration of pay competitiveness and the use of performance-based incentives that reward exceptional business performance in each jurisdiction consistent with market practice.
For 2025, the annual total compensation of our median employee was $213,401. This includes base pay, 2025 bonus, 2025 equity award and an employer retirement contribution. Mr. Zagorski’s annual total compensation for 2025, as reported under the “Total” column in the 2025 Summary Compensation Table, was $11,814,232. For 2025, as described in “—Compensation Elements—Long-Term Equity Incentive Compensation” above, no annual equity awards were granted to our executive officers, including our CEO. Based on this information, for 2025, the ratio of the compensation of the CEO to the median annual total compensation of all other employees was estimated to be 55.36 to 1.

46	Executive and Director Compensation	2026 PROXY STATEMENT

We believe our pay ratio presented above is a reasonable estimate. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions that reflect their employee populations and compensation practices. As a result, our pay ratio may not be comparable to the pay ratio reported by other companies.
Pay Versus Performance Disclosure
Pay Versus Performance
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3)	Value of Initial Fixed $100 Investment Based On(4):		Net Income	Company- Selected Measure: Revenue(5)
					Total Shareholder Return	Peer Group Total Shareholder Return
2025	$11,814,232	$6,928,240	$3,892,526	$1,992,351	$32	$173	$50,650,000	$748,291,000
2024	$1,077,618	$(17,931,769)	$757,156	$(4,329,677)	$53	$142	$56,231,000	$656,849,000
2023	$10,810,668	$30,935,066	$4,347,757	$8,287,112	$102	$110	$71,466,000	$572,543,000
2022	$8,614,364	$(8,775,469)	$2,775,377	$(818,279)	$61	$76	$43,268,000	$452,418,000
2021	$7,369,816	$46,716,620	$5,698,482	$16,336,863	$92	$113	$29,308,000	$332,741,000

(1)
Mark Zagorski served as the Company’s principal executive officer (PEO) for the entirety of 2021, 2022, 2023, 2024 and 2025.

The Company’s other NEOs for the applicable years were as follows:
•
2021: Julie Eddleman and Nicola Allais

•
2022: Julie Eddleman, Nicola Allais, Andrew Grimmig and Matthew Mclaughlin

•
2023: Julie Eddleman, Nicola Allais and Andrew Grimmig

•
2024: Julie Eddleman, Nicola Allais and Andrew Grimmig

•
2025: Julie Eddleman, Nicola Allais and Andrew Grimmig

(2)
Amounts reported in this column have been calculated in accordance with Item 402(v) of Regulations S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following table:

2025			PEO	NEO Average
Summary Compensation Table–Total Compensation	(a)	$	11,814,232	3,892,526
– Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	$	(10,323,721)	(2,885,098)
+ Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	$	6,658,140	1,487,187
+ Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	$	(1,269,140)	(407,787)
+ Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	$	956,235	297,066

Executive and Director Compensation	47

2025			PEO	NEO Average
+ Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	$	(907,506)	(297,754)
– Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	$	0	(93,789)
= Compensation Actually Paid		$	6,928,240	1,992,351

(a)
Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.

(b)
Represents the aggregate grant date fair value of the stock awards and option awards granted to the PEO during the indicated fiscal year, or average thereof for Non-PEO NEOs, computed in accordance with FASB ASC 718.

(c)
Represents the aggregate fair value as of the indicated fiscal year-end of the PEO’s outstanding and unvested stock awards and option awards granted during such fiscal year, or average thereof for Non-PEO NEOs, computed in accordance with FASB ASC 718.

(d)
Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards and option awards held by the PEO as of the last day of the indicated fiscal year, or average thereof for Non-PEO NEOs, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(e)
Represents the aggregate fair value at vesting of the stock awards and option awards that were granted to the PEO and vested during the indicated fiscal year, or average thereof for Non-PEO NEOs, computed in accordance with FASB ASC 718.

(f)
Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by the PEO that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(g)
Represents the aggregate fair value as of the last day of the prior fiscal year of the PEO’s stock awards and option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, or average thereof for Non-PEO NEOs, computed in accordance with FASB ASC 718.

(4)
The Peer Group TSR set forth in this table utilizes the NASDAQ Composite Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2025. The comparison assumes $100 was invested on the IPO date of April 21, 2021, through the end of the listed year in the Company and in the NASDAQ Composite Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)
The Compensation Committee determined that revenue continues to be viewed as a core driver of the Company’s performance and stockholder value creation.

48	Executive and Director Compensation	2026 PROXY STATEMENT

Relationship Between Pay and Performance
We believe the “Compensation Actually Paid” in each of the years reported above and over the five-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the results of our stock performance.
The following chart sets forth the relationships between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEO’s, and the cumulative TSR from the Company’s IPO through the end of the five most recently completed fiscal years for the Company and the NASDAQ Composite Index TSR.

Executive and Director Compensation	49

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the five most recently completed fiscal years.

50	Executive and Director Compensation	2026 PROXY STATEMENT

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Revenue ($ Millions) during the five most recently completed fiscal years.
Tabular List of Financial Performance Measures
The following is a list of the two financial performance measures used by the Company to link compensation actually paid to the NEOs for the fiscal year ended December 31, 2025 (which in the Company’s assessment represent the most important financial performance measures in evaluating the Company’s success):
•
Revenue

•
Adjusted EBITDA

Executive and Director Compensation	51

Director Compensation Table
The following table sets forth information regarding compensation for each of our non-employee directors during our fiscal year ended December 31, 2025.
Name	Fiscal Year	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Laura B. Desmond	2025	57,500(2)	199,997	—	6,825	—	264,322
Lucy Stamell Dobrin(3)	2025	40,000	199,997	—	—	—	239,997
Sundeep Jain	2025	47,500(4)	199,997	—	—	—	247,497
R. Davis Noell(3)	2025	112,500	199,997	—	—	—	312,497
Rosie Perez	2025	65,000(5)	199,997	—	—	—	264,997
Jennifer Storms	2025	33,750(6)	200,006	—	—	—	233,756
Gary Swidler	2025	50,000(7)	199,997	—	—	—	249,997
Kelli Turner	2025	50,000(8)	199,997	—	7,604	—	257,601
Scott Wagner	2025	60,000(9)	199,997	—	—	—	259,997

(1)
Represents the grant date fair value (determined in accordance with FASB ASC Topic 718) of RSUs issued in 2025. The RSUs vest on the earlier of (i) May 21, 2026 and (ii) the date of DoubleVerify Holdings, Inc.’s 2025 Annual Meeting of Stockholders, subject to continued service as a member of our Board. Ms. Storms’ RSUs vest on June 2, 2026, subject to her continued service as a member of our Board. The following table sets forth information with respect to the aggregate outstanding equity awards at December 31, 2025 of each of the non-employee directors who served as Directors during 2025.

Name	Total RSUs Outstanding at 12/31/2025
Laura B. Desmond(a)	34,516
Lucy Stamell Dobrin	14,609
Sundeep Jain	14,609
R. Davis Noell	14,609
Rosie Perez	14,609
Jennifer Storms	14,728
Gary Swidler	14,609
Kelli Turner(b)	23,792
Scott Wagner	14,609

(a)
The amount reported under Total RSUs Outstanding at 12/31/2025 column includes 19,907 vested RSUs. 9,183 vested RSUs of which will settle in Shares on the earlier of (i) March 2027 and (ii) Ms. Desmond’s end of service as a Director (in which case the shares will be delivered in five annual installments commencing in the year of termination) and 10,724 vested RSUs which settled in January 2026.

52	Executive and Director Compensation	2026 PROXY STATEMENT

(b)
The amount reported under Total RSUs Outstanding at 12/31/2025 column includes 9,183 vested RSUs, settlement of which is deferred under our non-qualified deferred compensation plan. The shares will settle in five annual installments commencing in the year of Ms. Turner’s end of service as a director.

(2)
Represents the cash retainer earned by Ms. Desmond for her services as a director in 2025, consisting of a $40,000 base retainer, $10,000 for serving as Chairperson of our Nominating and Corporate Governance Committee of the Board (the “Nominating and Governance Committee”), and $7,500 for serving on our Compensation Committee. Ms. Desmond contributed 100% of the fees earned and presented in this column to the Company’s NQDC plan.

(3)
Prior to 2024, directors who are employees of Providence were not entitled to compensation for service as a director. Pursuant to their internal guidelines, any director compensation received by Ms. Dobrin or Mr. Noell is remitted to Providence.

(4)
Represents the cash retainer earned by Mr. Jain for his services as a director in 2025, consisting of a $40,000 base retainer and $7,500 for serving on our Compensation Committee.

(5)
Represents the cash retainer earned by Ms. Perez for her services as a director in 2025, consisting of a $40,000 base retainer and $20,000 for serving as Chairperson on our Audit Committee, and $5,000 for serving on our Nominating and Governance Committee.

(6)
Represents the cash retainer earned by Ms. Storms for her services as a director in 2025, consisting of a $40,000 base retainer and $5,000 for serving on our Nominating and Governance Committee, paid on a pro rata basis in connection with her appointment to our Board in June 2025, totaling $33,750.

(7)
Represents the cash retainer earned by Mr. Swidler for his services as a director in 2025, consisting of a $40,000 base retainer and $10,000 for serving on our Audit Committee.

(8)
Represents the cash retainer earned by Ms. Turner for her services as a director in 2025, consisting of a $40,000 base retainer and $10,000 for serving on our Audit Committee.

(9)
Represents the cash retainer earned by Mr. Wagner for his services as a director in 2025, consisting of a $40,000 base retainer, $15,000 for serving as Chairperson of our Compensation Committee, and $5,000 for serving on our Nominating and Governance Committee.

Non-Employee Director Compensation
We have implemented a non-employee director compensation program with a mix of cash and equity compensation as follows. For 2025, all non-employee directors will be eligible to participate in the compensation program, including directors who are employees of Providence.
Cash Retainers and Equity-Based Awards
Compensation Item	Amount
Annual Cash Retainer	$40,000
Annual Chairperson Additional Cash Retainer	$60,000
Committee Member Annual Cash Retainer (Non-Chair)	Audit: $10,000 Compensation: $7,500 Nominating and Governance: $5,000
Committee Chair Annual Cash Retainer	Audit: $20,000 Compensation: $15,000 Nominating and Governance: $10,000
Initial Equity Grant (New Board Member)	$200,000 RSU Grant (1-year vesting)
Annual Equity Grant	$200,000 RSU Grant (1-year vesting)
All directors are also entitled to reimbursement of their expenses incurred in connection with travel to meetings.

Executive and Director Compensation	53

Board and Corporate Governance Practices
We believe that effective corporate governance policies and practices help the Company deliver sustainable, long-term value to our stockholders.
These policies and practices are contained in our governance documents, including our Certificate of Incorporation, Amended and Restated Bylaws (the “Bylaws”), Corporate Governance Guidelines and committee charters. This section describes the key features of the Board practices and corporate governance program.
Board Leadership Structure
The Board is currently composed of ten directors. Our Certificate of Incorporation provides for a classified board of directors, with members of each class serving staggered three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. We currently have three directors in Class I, three directors in Class II and four directors in Class III. The terms of directors in Classes I, II, and III end at the annual meetings of stockholders in 2028, 2026, and 2027, respectively. The Board is led by our non-executive Chairperson, R. Davis Noell. At this time, the Board believes the classified board structure is in the best interest of the Company. The Board has implemented measures to ensure accountability of our directors, including the adoption of our Code of Ethics. Additionally, to enhance accountability, the Board has pledged to sunset provisions in our Certificate of Incorporation and Bylaws requiring a classified board and certain supermajority voting features within the next two years.
With respect to the roles of Chairperson of the Board and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and our Board is able to exercise its discretion in combining or separating these positions as it deems appropriate. Our Corporate Governance Guidelines provide our Board with flexibility to modify our leadership structure in order to serve the best interests of the Company. Our Corporate Governance Guidelines provide that if the Board decides to combine the roles of Chairperson and Chief Executive Officer, a lead director will be appointed annually by the independent directors. The Board will continue to review its leadership structure to evaluate whether the structure remains appropriate for the Company.
In connection with our IPO, we and the Providence Investor entered into a stockholder’s agreement (the “Stockholder’s Agreement”) pursuant to which, among other matters, the Providence Investor has the right to designate nominees for the Board (the “Providence Designees”), subject to the maintenance of specified ownership requirements. See “Certain Relationships and Related Party Transactions—Relationship with Providence—Stockholder’s Agreement.”
The number of members on the Board may be fixed by resolution adopted from time to time by the Board. Subject to the Stockholder’s Agreement, any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. With respect to any vacancy of a Providence Designee, the Providence Investor will have the right to designate a new director for election by a majority of the remaining directors then in office.
Board Composition
Set forth below is biographical information as well as background information relating to each nominee’s and continuing director’s business experience, qualifications, attributes and skills and why the Board and Nominating and Governance Committee believe each individual is a valuable member of the Board.
54	Board and Corporate Governance Practices	2026 PROXY STATEMENT

The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. The respective age of each individual below is as of April 7, 2026.
Class II Directors Whose Terms Expire in 2026 and Nominees for Election
R. Davis Noell				Director Nominee
Age 47 | Director of the Company since 2017 | Independent

Experience in Technology and Software Industries	Senior Management Experience	Corporate Finance, Audit and Accounting Experience	Public Company Board Service	Operations	Strategic Business Planning
Background
R. Davis Noell currently serves as the Chairperson of the Board and has served as a director of the Company since September 2017. Mr. Noell currently serves as Senior Managing Director and Co-Head of North America at Providence. Prior to joining Providence in 2003, Mr. Noell worked in Deutsche Bank’s media investment banking group. He is currently a director of The Chernin Group, Smartly.io, North Road, Wasserman and A2Mac1 and was previously a director of 365 Retail Markets, GLM, OEConnection, Stream Global Services, SunGard Data Systems and World Triathlon Corporation. Mr. Noell is currently a trustee of The Westminster Schools in Atlanta, GA and is a former trustee of the Gilman School in Baltimore, MD.
Mr. Noell received a Bachelor of Arts from the University of North Carolina at Chapel Hill.
Qualifications
Mr. Noell was selected to serve on the Board due to his extensive management experience, strategic leadership track record and service on other boards of directors of technology companies.

Board and Corporate Governance Practices	55

Lucy Stamell Dobrin				Director Nominee
Age 37 | Director of the Company since 2017 | Independent

Experience in Technology and Software Industries	Corporate Finance, Audit and Accounting Experience	Operations	Strategic Business Planning
Background
Lucy Dobrin has served as a director of the Company since September 2017. Ms. Dobrin currently serves as a Managing Director at Providence. Prior to joining Providence in 2011, she worked as an analyst in the financial sponsors group at Bank of America Merrill Lynch. She is currently a director of Smartly.io and was previously a director of OEConnection and EdgeConneX. She is currently a director on the boards of Works and Process at The Guggenheim and Tom Gold Dance, two performing arts non-profits. Ms. Dobrin received a Master of Arts and a Bachelor of Arts from the University of Pennsylvania.
Qualifications
Ms. Dobrin was selected to serve on the Board due to her extensive experience in corporate finance, strategic planning and investments and her experience as a director of various companies.
Gary Swidler				Director Nominee
Age 55 | Director of the Company since 2024 | Independent

Experience in Technology and Software Industries	Senior Management Experience	Corporate Finance, Audit and Accounting Experience	Operations	Strategic Business Planning
Background
Gary Swidler has served as a director of the Company since February 2024. Mr. Swidler is currently Chief Executive Officer of Ascent Sports Group. Previously, Mr. Swidler served as President of Match Group, Inc. where he oversaw the company’s day-to-day operations. Mr. Swidler joined Match Group in September 2015 as Chief Financial Officer, just prior to the completion of Match Group’s initial public offering that November, and served in that capacity until March 2025. In addition to the CFO role, Mr. Swidler served as Chief Operating Officer from January 2020 to January 2023, at which time he was elevated to President. Prior to Match Group, Mr. Swidler worked at Bank of America Merrill Lynch and its predecessors for 18 years where he held various roles in investment banking. Prior to joining Merrill Lynch in 1997, Mr. Swidler was an associate at the New York City-based law firm Wachtell, Lipton, Rosen & Katz. Mr. Swidler received a Bachelor of Science from the University of Pennsylvania and a Juris Doctor from New York University School of Law.
Qualifications
Mr. Swidler was selected to serve on the Board due to his leadership and extensive experience in corporate finance and operations in large, public technology companies.

56	Board and Corporate Governance Practices	2026 PROXY STATEMENT

Class III Directors Whose Terms Expire in 2027
Sundeep Jain
Age 55 | Director of the Company since 2022 | Independent

Experience in Technology and Software Industries	Senior Management Experience	Corporate Finance, Audit and Accounting Experience	Operations	Strategic Business Planning
Background
Sundeep Jain has served as a director of the Company since July 2022. Mr. Jain currently serves as President of Mercor. Previously, Mr. Jain served as Senior Vice President and Chief Product Officer of Uber Technologies, Inc. (“Uber”). Prior to joining Uber in 2018, Mr. Jain served as Vice President, Product Management, Search Ads at Google, Inc. (now Alphabet Inc.) and in other roles in the Product Management area at Google from 2013 to 2018. From 2010 to 2013, Mr. Jain was Vice President, Platforms at Zynga. Mr. Jain also served as Founder and CEO of Aceva Technologies from 1999 to 2007, when it was acquired by SunGard, now part of FIS (Fidelity National Information Services). Mr. Jain received a Master of Business Administration from Harvard Business School and a Bachelor of Science from the University of California Berkeley.
Qualifications
Mr. Jain was selected to serve on the Board due to his deep experience in developing and scaling products, considerable technical expertise and product innovation track record.

Board and Corporate Governance Practices	57

Kelli Turner
Age 55 | Director of the Company since 2021 | Independent

Senior Management Experience	Corporate Finance, Audit and Accounting Experience	Public Company Board Service	Operations	Strategic Business Planning
Background
Kelli Turner has served as a director of the Company since March 2021. Ms. Turner is currently the President and Chief Executive Officer of Audacy. Prior to joining Audacy, Ms. Turner was most recently Managing Director and Chief Financial Officer of Sun Capital Partners, a leading private investment firm. Before joining Sun Capital Partners, Ms. Turner was President and Chief Operating Officer of SESAC Holdings, a leading music licensing and rights management company owned by Blackstone. She has also served in various executive and leadership roles in the investment and media industries, including RSL Group, Martha Stewart Living, Time Warner, Allen & Company, and Citigroup. Ms. Turner currently serves on the board of Audacy and Downtown Music Holdings.
Ms. Turner earned a Bachelor of Business Administration from the University of Michigan Ross School of Business and a Juris Doctor from the University of Michigan Law School.
Qualifications
Ms. Turner was selected to serve on the Board due to her extensive experience in corporate finance and operations in large, public companies and medium-sized public and private equity owned companies in the media sector, as well as her experience on public company boards and in early-stage technology investing.

58	Board and Corporate Governance Practices	2026 PROXY STATEMENT

Scott Wagner
Age 55 | Director of the Company since 2021 | Independent

Experience in Technology and Software Industries	Senior Management Experience	Corporate Finance, Audit and Accounting Experience	Public Company Board Service	Operations	Strategic Business Planning
Background
Scott Wagner has served as a director of the Company since October 2021. Mr. Wagner most recently served as Interim Chief Executive Officer of GoodRx. Mr. Wagner served as Chief Executive Officer of GoDaddy Inc. from 2017 to 2019, and as President, Chief Operating Officer and Chief Financial Officer of GoDaddy Inc. from 2012 to 2017. While at GoDaddy Inc., Mr. Wagner oversaw the company’s initial public offering as well as its operational transformation from a leading domain-name registrar in the United States into a global SaaS company with millions of customers and one of the largest technology platforms serving small and mid-sized businesses. Mr. Wagner joined GoDaddy Inc. from global investment firm KKR & Co. Inc., where he worked from 2000 to 2012. Mr. Wagner was elected as a Member (Partner) of KKR & Co. Inc. in 2010.
Mr. Wagner began his career at the Boston Consulting Group. Mr. Wagner currently serves on the public board of GoodRx, as well as the boards of several private growth companies, including GoFundMe, Inc. and Kajabi, LLC. Mr. Wagner received a Master of Business Administration from Harvard Business School and a Bachelor of Arts in Economics from Yale University.
Qualifications
Mr. Wagner was selected to serve on the Board due to his extensive background in the technology industry, leadership as a former chief executive officer of a global software platform and experience in private equity working with numerous growth investments.

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Mark Zagorski
Age 57 | Director of the Company since 2020

Experience in Technology and Software Industries	Senior Management Experience	Corporate Finance, Audit and Accounting Experience	Public Company Board Service	Operations	Strategic Business Planning
Background
Mark Zagorski has served as our Chief Executive Officer and as a director since July 2020. Prior to that, Mr. Zagorski served as Chief Executive Officer of Telaria, a NYSE-listed video management platform, from July 2017 to April 2020, and following Telaria’s merger with Rubicon Project, served as President and Chief Operating Officer for Rubicon Project (now Magnite, Inc.) (Nasdaq) through June 2020. Prior to that, Mr. Zagorski was Chief Executive Officer of eXelate, a leading data management and analytics platform, from December 2010, until its acquisition by the Nielsen Company in March 2015, and continued to manage the eXelate business as Executive Vice President of Nielsen Marketing Cloud through June 2017.
With over 20 years of digital advertising leadership experience, Mr. Zagorski has held previous management positions in media and tech companies including MediaSpan, WorldNow, and Modem Media. Mr. Zagorski currently serves on the board of Teads Holding Co. (formerly known as Outbrain, Inc.) and Ad Council, and previously served on the boards of CXO Nexus and Recruitics.
Mr. Zagorski received a Master of Business Administration from the University of Rochester’s Simon School of Business and a Bachelor of Science in Finance from Gannon University, where he also received an Honorary Doctorate of Humane Letters and serves on the University Board of Trustees.
Qualifications
Mr. Zagorski was selected to serve on the Board because he is our Chief Executive Officer, and has strong technology experience, a successful track record managing software companies and a background serving on numerous public and private company boards of directors.

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Class I Directors Whose Terms Expire in 2028
Laura B. Desmond
Age 61 | Director of the Company since 2017 | Independent

Experience in Technology and Software Industries	Senior Management Experience	Corporate Finance, Audit and Accounting Experience	Public Company Board Service	Operations	Strategic Business Planning
Background
Laura B. Desmond has served as a director of the Company since September 2017. In addition, from February 28, 2020 to July 21, 2020, Ms. Desmond served as our Interim Chief Executive Officer. Ms. Desmond is the Chief Executive Officer of Smartly.io and the Founder and Chief Executive Officer of Eagle Vista Partners, a strategic advisory firm focused on marketing and digital technology. From August 2016 to December 2016, Ms. Desmond was the Chief Revenue Officer of Publicis Groupe. Prior to that, she was the Chief Executive Officer of Starcom MediaVest Group, the largest media services company in the world, for nine years. Ms. Desmond is a past Chair of the Advertising Council and currently serves on the boards of Adobe and Smartly.io. Ms. Desmond earned a Bachelor of Business Administration in Marketing from the University of Iowa.
Qualifications
Ms. Desmond was selected to serve on the Board due to her extensive background and experience in the advertising, data and marketing industries, leadership track record as a former global agency media service chief executive officer and her extensive background serving on other successful marketing technology public company boards of directors.

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Rosie Perez
Age 45 | Director of the Company since 2021 | Independent

Senior Management Experience	Corporate Finance, Audit and Accounting Experience	Operations	Strategic Business Planning
Background
Rosie Perez has served as a director of the Company since October 2021. Ms. Perez has spent 19 years in roles of increasing responsibility in the Finance organization of American Express Company (“American Express”). She currently serves as Executive Vice President, Head of Corporate Planning. Prior to this role, Ms. Perez served as Executive Vice President, Corporate Treasurer, and prior to that, Senior Vice President, Chief Financial Officer of American Express’s Global Commercial Services (“GCS”) segment, a provider of payment and working capital products to small, mid-sized, large, and global companies worldwide. As CFO of GCS at American Express, Ms. Perez managed the segment’s P&L and led her global team in providing financial guidance around long-term growth strategy, investments, products, benefits, and partnerships. Ms. Perez has also led Investor Relations and served in several U.S. and global finance roles at American Express. She previously sat on the board of directors of Amex Bank of Canada. Before joining American Express, Ms. Perez gained public accounting experience with Ernst & Young LLP.
Ms. Perez received a Master of Business Administration from Harvard Business School and a Bachelor of Arts in Economics from Wharton School, University of Pennsylvania.
Qualifications
Ms. Perez was selected to serve on the Board due to her leadership and extensive experience in corporate finance and operations in large, public companies.

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Jennifer Storms
Age 54 | Director of the Company since 2025 | Independent

Senior Management Experience	Public Company Board Service	Strategic Business Planning
Background
Jennifer Storms has served as a director of the Company since June 2025. As Chief Marketing Officer for NBCUniversal Television and Streaming, Ms. Storms leads brand strategy, integrated marketing, media, and consumer engagement for all NBCUniversal entertainment content and sports, including Peacock. Ms. Storms chairs the NBCUniversal Marketing Council as well as spearheads company-wide efforts to drive subscriber growth and cross-platform engagement. Prior to her current role, Ms. Storms served as CMO of Entertainment and Sports for NBCUniversal and held senior marketing positions at PepsiCo, Gatorade, and Turner Sports. A recognized industry leader with more than 25 years of experience, Ms. Storms has been named to Adweek’s Most Powerful Women in Sports and inducted into SportsBusiness Journal’s “Forty Under 40” Hall of Fame.
Ms. Storms received a bachelor’s degree from Northwestern University.
Qualifications
Ms. Storms was selected to serve on the Board due to her extensive experience at the intersection of media, marketing, and sports, as well as her deep brand leadership expertise.

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Director Nominations
Nominations for election as a director at our annual meetings of stockholders may be made by the Board in the Company’s notice of meeting or any supplement thereto, or by a stockholder or stockholders in compliance with the advance notice provisions set forth in the Company’s Bylaws. The Nominating and Governance Committee recommends director nominees and may identify potential nominees through a variety of means, including referrals from current directors, executive officers and stockholders or recommendations from professional search firms. In recommending candidates for nomination by the Board, the Nominating and Governance Committee takes into consideration the candidate’s skills, judgment and diversity of experience, NYSE listing requirements, the needs of the Board and any other criteria the Board may establish from time to time. The Nominating and Governance Committee will consider candidates recommended by stockholders.
Director Independence
As required by NYSE rules, the Board considers annually whether each of its members is “independent” for purposes of NYSE rules. Those rules provide that a director is “independent” if the Board determines that the director does not have any direct or indirect material relationship with the Company.
The Board has affirmatively determined, after considering all of the relevant facts and circumstances, that Laura B. Desmond, Lucy S. Dobrin, Sundeep Jain, R. Davis Noell, Rosie Perez, Jennifer Storms, Gary Swidler, Kelli Turner and Scott Wagner are “independent” as defined under NYSE rules, and that Rosie Perez, Gary Swidler and Kelli Turner are “independent” as defined under Rule 10A-3 under the Exchange Act. This determination was based, in part, on detailed information provided by each director regarding his or her business and professional relationships, and those of his or her family members, with the Company and those entities with which we have significant business or financial interactions. As of the date of this Proxy Statement, each of the Audit Committee, Compensation Committee and Nominating and Governance Committee are entirely composed of independent directors.
Board Meetings and Attendance at the Annual Meeting
The Board held five meetings during the year ended December 31, 2025. Each of our current directors attended at least 75% of the total number of meetings of the Board and any committees of which such director was a member. Currently, we do not maintain a formal policy regarding director attendance at the Annual Meeting; however, directors are encouraged to attend our annual meetings of stockholders.
Executive sessions, which are meetings of the non-management members of the Board, are regularly held. In addition, at least once a year, the independent directors are afforded the opportunity to meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session. Committees of the Board, as described more fully below, also meet periodically in executive sessions.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available without charge at https://ir.doubleverify.com/ corporate-governance/governance-documents. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, board composition, director compensation, management and succession planning and self-evaluation. The Board and Nominating and Governance Committee are responsible for overseeing and reviewing the guidelines and reporting and recommending to the Board any changes to the guidelines.
Code of Business Conduct, Code of Ethics and Anti-Human Trafficking and Anti-Modern Slavery Code of Conduct
We have a Code of Business Conduct and Code of Ethics that apply to all of our officers, employees, and directors. The Code of Business Conduct and the Code of Ethics address matters such as conflicts of

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interest, confidentiality, business practices, and compliance with laws and regulations. The Code of Business Conduct and the Code of Ethics are available without charge at https://ir.doubleverify.com/ corporate-governance/governance-documents. DoubleVerify and all its employees believe that human trafficking and modern slavery have no place in our society. DoubleVerify expressly prohibits the use of involuntary labor, internally, as it relates to our workforce or externally, within our supply chain. The prohibition is explicitly stated in our Code of Conduct. More information on our Anti-Human Trafficking and Anti-Modern Slavery Code of Conduct can be found at doubleverify.com.
Hedging and Pledging Policies
Our Policy on Trading in Securities requires all directors, officers and employees of the Company, and their immediate family members and other persons living in their households (“Company Associates”), to consult the Chief Legal Officer prior to engaging in any hedging or pledging transactions involving the Company’s securities. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Chief Legal Officer at least thirty days before the proposed execution of documents evidencing the proposed transaction. The Chief Legal Officer will then determine whether the transaction may proceed and, if so, assist in complying with the SEC’s reporting requirements. Any Company Associate proposing to pledge the Company’s securities as collateral for a loan must submit a request for pre-clearance to the Chief Legal Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. The Chief Legal Officer will then determine whether the transaction may proceed. Our Policy on Trading in Securities prohibits Company Associates from engaging in short sales and transactions in puts, calls or other derivative securities (whether on an exchange or in any other organized market) with respect to the Company’s securities.
Board Committees
The Board maintains an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Below is a brief description of our committees. The following table shows the current members of each committee and the number of meetings held during 2025.
Director	Audit	Compensation	Nominating and Governance
Laura B. Desmond		X	X*
Lucy Stamell Dobrin
Sundeep Jain		X
R. Davis Noell		X	X
Rosie Perez	X*		X
Jennifer Storms†			X
Gary Swidler	X
Kelli Turner	X
Scott Wagner		X*	X
Mark Zagorski
Number of Meetings	4	5	4
X = Current Committee Member; * = Chairperson; † = Ms. Storms joined the Board in June 2025
Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal

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control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee is responsible for reviewing and assessing the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee is available without charge at https://ir.doubleverify.com/corporate-governance/governance-documents.
The members of our Audit Committee are Rosie Perez (Chairperson), Gary Swidler and Kelli Turner. The Board has designated each of Rosie Perez, Gary Swidler and Kelli Turner as an “audit committee financial expert,” and each of the members has been determined to be “financially literate” under the NYSE rules. The Board has also determined that Rosie Perez, Gary Swidler and Kelli Turner are “independent” as defined under the NYSE and Exchange Act rules and regulations.
Compensation Committee
Our Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our company and its subsidiaries (including the Chief Executive Officer), establishing the general compensation policies of our company and its subsidiaries and reviewing, approving and overseeing the administration of the equity compensation plans of our company and its subsidiaries.
Our Compensation Committee also periodically reviews management development and succession plans. The charter of our Compensation Committee is available without charge at https://ir.doubleverify.com/corporate-governance/governance-documents. The members of our Compensation Committee are Scott Wagner (Chairperson), Laura B. Desmond, Sundeep Jain and R. Davis Noell. The Board has determined that Scott Wagner, Laura B. Desmond, Sundeep Jain and R. Davis Noell are “independent” as defined under NYSE rules and regulations for purposes of the Compensation Committee.
Nominating and Governance Committee
Our Nominating and Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the Board for election to the Board, reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines that are applicable to us, and overseeing Board evaluations. The charter of our Nominating and Governance Committee is available without charge at https://ir.doubleverify.com/corporate-governance/governance-documents.
The members of our Nominating and Governance Committee are Laura B. Desmond (Chairperson), R. Davis Noell, Rosie Perez, Jennifer Storms and Scott Wagner.
Compensation Committee Interlocks and Insider Participation
During 2025, none of our executive officers served as a director or as a member of the compensation committee of a company that had an executive officer serve as a director or as a member of our Compensation Committee.
Selection of Nominees for Election to the Board
Our Corporate Governance Guidelines provide that, subject to the requirements of the Stockholder’s Agreement, the Board will select new director candidates based on the recommendations of the Nominating and Governance Committee. The Nominating and Governance Committee will identify and recommend to the Board candidates who the Nominating and Governance Committee believes are qualified and suitable to become members of the Board consistent with the criteria for selection of new directors adopted from time to time by the Board. Our Board believes that it should be a well-rounded body and seeks to promote board membership that reflects a variety of professional backgrounds, educations, skills, experience, and other individual qualities and attributes that contribute to the total mix of

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viewpoints and experience. Our Nominating and Governance Committee considers a broad range of backgrounds and experiences and the Board’s current composition and needs, including any requirements of independence, as well as the skills, judgment and breadth of experience of candidates, expertise, and considers the general qualifications of the potential nominees, such as strong values and discipline, high ethical standards, a commitment to full participation on the Board and its committees, and relevant career experience, along with other skills and characteristics that meet the current needs of the Board. The Board will consider the following criteria for director qualification: (i) the nominee’s independence, judgment, strength of character, ethics and integrity; (ii) the nominee’s business or other relevant experience and skills and knowledge useful to the oversight of the Company’s business; (iii) alignment of the skills, experience, and diverse perspectives of the Board as a whole with the Company’s needs; and (iv) whether a nominee has sufficient time to carry out the responsibilities of a director.
In identifying candidates for election to the Board, the Nominating and Governance Committee may consider nominees recommended by directors, stockholders, and other sources. The Nominating and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee would recommend the candidate for consideration by the full Board. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
The Nominating and Governance Committee will consider director candidates proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective candidate for the Board for consideration by the Nominating and Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: DoubleVerify Holdings, Inc., c/o Corporate Secretary, 462 Broadway, New York, New York 10013. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the Board. Our Bylaws set forth the requirements for direct nomination by a stockholder of persons for election to the Board.
Pursuant to the Stockholder’s Agreement, the Providence Investor is currently entitled to nominate (or cause to be nominated) at least 5% of the total number of directors comprising the Board. See “Certain Relationships and Related Party Transactions” for additional information.
Communications with the Board
Any stockholder or interested party who wishes to communicate with the Board as a whole, the independent directors, or any individual member of the Board or any committee of the Board may e-mail or write to the Company at: DoubleVerify Holdings, Inc., c/o Corporate Secretary, 462 Broadway, New York, New York 10013 and corporatesecretary@doubleverify.com.
The Board has designated the Company’s Corporate Secretary (the “Secretary”) as its agent to receive and review written communications addressed to the Board, any of its committees, or any board member or group of members. The Secretary may communicate with the sender for any clarification. In addition, the Secretary will promptly forward to the Chairperson of the Audit Committee any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Secretary to be potentially material to the Company. As an initial matter, the Secretary will determine whether the communication is a proper communication for the Board. The Secretary will not forward to the Board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, political campaign or election materials, opinion survey polls or any other communications deemed by the Secretary to be immaterial to the Company.
Separately, the Company has established a whistleblower policy for the receipt, retention, and treatment of complaints received by the Company regarding suspected violations of our Code of Ethics, policies or

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the law, including questionable accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by associates of the Company of concerns regarding such matters.
Risk Oversight
The Board as a whole has responsibility for overseeing our risk management. The Board exercises this oversight responsibility directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies. The full Board has primary responsibility for evaluating strategic and operational risk management, and succession planning, and reviews our enterprise risk assessment on at least an annual basis. Our Audit Committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk, including oversight on compliance related to legal and regulatory exposure and meets regularly with our Chief Legal Officer. Our Audit Committee also reviews and discusses with management the adequacy and effectiveness of the Company’s information and technology security policies and the internal controls regarding information and technology security, cybersecurity and privacy related areas. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described below. The Audit Committee and Compensation Committee provide reports to the full Board regarding these and other matters.
Compensation Risk Assessment
Our overall compensation program is designed to mitigate the potential for rewarding excessive risk-taking that may produce short-term results that appear in isolation to be favorable, but which, in fact, may undermine the successful execution of our long-term business strategy and erode stockholder value. The Compensation Committee has reviewed our incentive compensation programs and discussed these with its compensation consultant, including both broad-based programs and our executive compensation program. Based on this review, the Compensation Committee has determined that the risks arising from its compensation programs are not reasonably likely to have a material adverse effect on the Company.
Other Governance Policies
A description of our Compensation “Clawback” and Forfeiture Policy and Stock Ownership Guidelines can be found in the “Compensation Discussion and Analysis” found elsewhere in this Proxy Statement.
Corporate Social Responsibility
We are committed to conducting our business in a responsible manner and believe that we have an obligation to evaluate corporate social responsibility (“CSR”) considerations as we make strategic decisions and understand how those decisions impact our all of our stakeholders, which include our investors, employees, customers, partners and the global communities and locations in which we operate. Our Board recognizes the importance of these responsibilities and the Nominating and Governance Committee oversees our initiatives.
People Experience
At DV, we respect differences and are committed to delivering an exceptional people experience. We empower each employee to bring their authentic self to the workplace and their role. Being Authentically DV leads to successful teams and better business results.
Our values (Passion, Accountability, Collaboration, Trailblazing), are integral to our business strategy and focus on the following areas:
•
building our capabilities and establishing a reputation as the employer and partner of choice with a workplace where everyone feels supported and connected;

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•
using data to quantify our progress and hold each other accountable, and enabling sustainable success as we scale; and

•
creating safe work environments that foster belonging, collaboration, passion, psychological safety and employee well-being.

Environmental Policy
The Company is committed to managing the environmental impact of our operations. The Company maintains an environmental policy, pursuant to which we strive to, among other things:
•
Incorporate environmental concerns and impacts into our decision making and activities.

•
Reduce waste by maintaining recycling programs within our physical office locations, where available, including the recycling of paper, cardboard, and other materials that are accepted by a recycling provider.

•
Minimize energy and water use within our offices and processes in order to conserve supplies and reduce the consumption of natural resources.

•
Promote environmental awareness among our employees.

•
Continually improve our environmental performance by periodically reviewing our environmental policy in planning our current and future activities.

The Company believes sustainability is about operating responsibly and is an opportunity to support the environment and communities in which we operate.
Privacy, Security & Data Governance
Trust is foundational to the lasting partnerships we’ve built with global advertisers, as well as the world’s leading programmatic and social platforms, and publishers. It is also the guiding principle DV follows as we develop and expand our privacy, security, risk and data governance programs. The privacy and security landscape of the advertising ecosystem is constantly evolving. That is why we are committed to providing privacy-forward, secure tools designed to promote the success of our customers while upholding the rights of individuals. Our commitment to transparency has enabled us to bolster our reputation of trustworthiness.

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Executive Officers
The following table sets forth certain information concerning our executive officers as of April 7, 2026. Biographical information with respect to Mark Zagorski is set forth above in “Board and Corporate Governance Practices—Board Composition.”
Name	Age	Position
Mark Zagorski	57	Chief Executive Officer and Director
Nicola Allais	53	Chief Financial Officer
Julie Eddleman	55	Former Executive Vice President and Global Chief Commercial Officer
Steven Mougis	42	Global Chief Commercial Officer
Andrew Grimmig	49	Chief Legal Officer
Nicola Allais, Chief Financial Officer
Nicola Allais has served as our Chief Financial Officer since November 2017. Prior to that, Mr. Allais served as Chief Financial Officer of Penton, an information services company, from 2010 to 2017. Prior to Penton, Mr. Allais served as Chief Financial Officer of Downtown Music and also worked at Primedia, Home Box Office and Ernst & Young LLP. Mr. Allais received a Master of Business Administration from Columbia Business School and a Bachelor of Arts from Princeton University.
Steven Mougis, Global Chief Commercial Officer
Steven Mougis has served as our Global Chief Commercial Officer since January 2026. Mr. Mougis joined the Company in October 2012 and has served in various leadership roles, including Chief Growth Officer, Chief Revenue Officer, and Senior Vice President, Programmatic Sales & Global Strategy. Prior to joining the Company, Mr. Mougis launched and scaled a niche trading desk and held senior sales positions at Ringleader Digital. Mr. Mougis earned his Bachelor of Science in Entrepreneurship from Duquesne University.
Andrew Grimmig, Chief Legal Officer
Andrew Grimmig has served as our Chief Legal Officer since March 2020. Prior to joining the Company, he served as Senior Vice President and General Counsel at Corporate Risk Holdings, which was the former parent company of leading global providers of risk and information services, where he worked from May 2009 to December 2018. Prior to Corporate Risk Holdings, Mr. Grimmig was a corporate attorney at Latham & Watkins LLP and Jones Day, LLP where his practice focused on mergers and acquisitions and financing transactions throughout the U.S., Europe, South America, and Asia. Mr. Grimmig earned his Juris Doctor from the Duke University School of Law and his Bachelor of Science from Florida State University.
Julie Eddleman, Former Executive Vice President and Global Chief Commercial Officer
Julie Eddleman served as our Executive Vice President and Global Chief Commercial Officer from January 2021 through December 31, 2025. Prior to joining the Company, Ms. Eddleman served as Global Client Partner at Google from August 2014 to January 2021, where she spearheaded global partnership and growth strategy for some of Google’s largest global clients. From June 2008 to July 2014, Ms. Eddleman served as Marketing Director at Procter & Gamble, leading centralized marketing for North America. Ms. Eddleman received a Master of Science in Consumer Behavior and a Bachelor of Science in Consumer Affairs, each from Purdue University.
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Certain Relationships and Related Person Transactions
Policies and Procedures for Related Person Transactions
The Board has approved policies and procedures with respect to the review and approval of certain transactions between us and a “Related Person,” or a “Related Person Transaction,” which we refer to as our “Related Person Transaction Policy.” Pursuant to the terms of the Related Person Transaction Policy, our Board, acting through our Audit Committee, must review and decide whether to approve or ratify any Related Person Transaction. Any Related Person Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to our Audit Committee for consideration. The Audit Committee must then review and decide whether to approve any Related Person Transaction.
For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.
A “Related Person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of DoubleVerify or a nominee to become a director of DoubleVerify; any person who is known to be the beneficial owner of more than five percent of the Shares; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.
Relationship with Providence
Stockholder’s Agreement
In connection with our IPO, we entered into the Stockholder’s Agreement with the Providence Investor. The Stockholder’s Agreement governs the relationship between Providence and us, including matters related to our corporate governance, such as Board nomination rights and information rights. The Stockholder’s Agreement grants Providence the right to designate for nomination for election a number of Providence Designees equal to at least 5% of the total number of directors comprising the Board at such time as long as Providence owns at least 5% but less than 20% of the outstanding Shares. For purposes of calculating the number of Providence Designees that Providence is entitled to nominate, any fractional amounts will be rounded to the nearest whole number (but not below one so long as Providence owns at least 5% of the outstanding Shares) and the calculation will be made on a pro forma basis after taking into account any increase in the size of the Board.
Pre-IPO Stockholders Agreement
Prior to our IPO, we were party to an amended and restated stockholders agreement, dated as of November 18, 2020, with the Providence Investor and certain other existing stockholders of the Company (the “Pre-IPO Stockholders Agreement”). The Pre-IPO Stockholders Agreement contained restrictions on the ability of the parties thereto to freely transfer Shares and an agreement to vote their Shares on certain matters presented to the stockholders, including in favor of all directors nominated by the Board for election. The Providence Investor was entitled under the Pre-IPO Stockholders Agreement to nominate for election, fill vacancies and appoint at least six of the then eight members of the Board, as well as certain
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other rights. The Pre-IPO Stockholders Agreement granted the parties thereto piggyback registration rights in connection with a registered offering of Shares in which the Providence Investor participated (including the IPO). The Pre-IPO Stockholders Agreement automatically terminated on the date the SEC declared effective the IPO registration statement and was replaced by the Stockholder’s Agreement.
Registration Rights Agreement
In connection with our IPO, we entered into a registration rights agreement with the Providence Investor and certain of our other existing stockholders (the “Registration Rights Agreement”). The Registration Rights Agreement grants to Providence and its permitted assigns, customary demand registration rights and piggyback registration rights, and to such other existing stockholders and their permitted assigns, customary piggyback registration rights, in each case subject to customary terms and conditions.
Relationships with Directors and Executive Officers
Director Indemnification Agreements
We have entered into an indemnification agreement with each of our directors. The indemnification agreements provide our directors with contractual rights to the indemnification and expense advancement rights provided under our Bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.
Registration Rights Agreement
In connection with our IPO, we entered into the Registration Rights Agreement. Mark Zagorski, Nicola Allais, Andrew Grimmig and the Laura B. Desmond Revocable Trust (for which Laura B. Desmond is trustee) are parties to the Registration Rights Agreement. Each of Mr. Zagorski, Mr. Allais, Mr. Grimmig and Ms. Desmond is a director and/or executive officer of the Company. See “—Relationship with Providence—Registration Rights Agreement.”
Transactions with Other Related Parties
Registration Rights Agreement
In connection with our IPO, Blumberg Capital, affiliates of Tiger Global Management, LLC and certain other of our pre-IPO stockholders became parties to the Registration Rights Agreement. See “—Relationship with Providence—Registration Rights Agreement.”

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The Annual Meeting, Voting and Other Information
Overview
The Board is soliciting proxies in connection with the Annual Meeting. Under the rules of the SEC, when the Board asks you for your proxy, it must provide you with a proxy statement and certain other materials (including an annual report to stockholders), containing certain required information. These materials will be first made available, sent or given to stockholders on or about April 7, 2026.
The “Proxy Materials” include:
•
this Proxy Statement;

•
a notice of our 2026 Annual Meeting of Stockholders (which is attached to this Proxy Statement); and

•
the Annual Report to Stockholders for 2025, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a proxy card or voting instruction form. If you received or accessed these materials via the Internet, your proxy card or voting instruction form are available to be filled out and executed electronically.
Attending the Annual Meeting
Date and Time
May 21, 2026, at 11:00 am, Eastern Time.
Location
You can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/DV2026. We have adopted this technology to expand access to the meeting, improve communications and lower the cost to our stockholders, the Company and the environment. We believe that the virtual Annual Meeting should enable increased stockholder participation from locations around the world.
Who May Attend
Only holders of Shares as of the Record Date, or their authorized representatives or proxies, may attend the Annual Meeting. In order to attend the Annual Meeting, you must access the meeting website at www.virtualshareholdermeeting.com/DV2026 and enter your control number.
Asking Questions
Representatives of the Company will answer stockholders’ questions of general interest following the meeting in accordance with the rules and regulations of the Annual Meeting. In order to ask questions during the meeting, stockholders must access the meeting website at www.virtualshareholdermeeting.com/DV2026 using the instructions set forth above.
Directors’ Attendance at the Annual Meeting
Currently, we do not maintain a formal policy regarding director attendance at the Annual Meeting; however, directors are encouraged to attend our annual meetings of stockholders.
Shares Outstanding and Holders of Record Entitled to Vote at the Annual Meeting
There were 157,242,793 Shares outstanding as of the close of business on the Record Date of March 23, 2026. All holders of record of Shares at the close of business on the Record Date are entitled to vote at
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the Annual Meeting. Each Share outstanding as of the Record Date is entitled to one vote on each matter to be voted upon at the Annual Meeting. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.
Your Vote is Important
The Board requests that you submit a proxy to vote your Shares as soon as possible. Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, except if you make a written comment on the proxy card, otherwise communicate your vote to management or authorize such disclosure.
Quorum Requirement
Presence in person or by proxy of the holders of a majority of the total voting power of all outstanding Shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Shares for which valid proxies are delivered or that are held by a stockholder that attends the Annual Meeting in person will be considered part of the quorum. Once a Share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Shares represented by proxies at the Annual Meeting, including “broker non-votes” (explained below) and those that are marked “WITHHOLD” or “ABSTAIN”, will be counted as shares present and entitled to vote for purposes of establishing a quorum.
Voting Your Shares
Holders of Record
If your Shares are registered in your name with our transfer agent, Equiniti Trust Company, LLC, you are a “holder of record” of those Shares. A holder of record may cause its Shares to be voted in any of the following ways:

INTERNET	TELEPHONE	MAIL	IN PERSON
Please log on to www.proxyvote.com and vote by 11:59 p.m., Eastern Time, on May 20, 2026.	Please call the number on your proxy card until 11:59 p.m., Eastern Time, on May 20, 2026.	Complete, sign, date and return your proxy card and return it in the postage paid envelope provided.	You may attend the virtual Annual Meeting and cast your vote.
If you wish to return your proxy card by mail, mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
These instructions appear on your Notice or proxy card. If you submit a proxy on the Internet or by telephone, please have your Notice or proxy card available for reference when you do so. If you submit a proxy via the Internet or by telephone, please do not mail in your proxy card.
For holders of record, proxies submitted by mail, on the Internet or by telephone will be voted by the individuals named on the proxy card in the manner you indicate. If you execute, date and deliver a proxy card but do not specify how your Shares are to be voted, the proxies will vote as recommended by the Board on all matters on the agenda for the Annual Meeting (see “Proposals for Your Vote”) and will use their discretion with respect to any other matters properly presented for a vote at the Annual Meeting or any postponement or adjournment thereof.
Holders in Street Name
If your Shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a holder of Shares in “street name”. The organization holding your account will have

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provided you with proxy materials. As the beneficial owner, you have the right to direct the organization how to vote the Shares held in your account. If you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other intermediary and present it at the meeting, and submit it with your vote.
If you are a holder of Shares in street name and you do not submit voting instructions to your broker, bank or other intermediary, the intermediary generally may vote your Shares in its discretion only on routine matters. Intermediaries do not have discretion to vote their clients’ Shares on non-routine matters in the absence of voting instructions from the beneficial stockholder. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.
At the Annual Meeting, only Proposal 3 (ratification of appointment of the independent auditor) is considered routine and may be voted upon by the intermediary if you do not submit voting instructions. As a result, if your Shares are held in street name and you do not give your bank or broker instructions on how to vote on Proposal 3, your Shares will be voted by the broker in its discretion. All other proposals on the Agenda for the Annual Meeting are non-routine matters, and intermediaries may not use their discretion to vote on these proposals in the absence of voting instructions from you. Your broker will therefore not have discretion to vote on the “non-routine” matters set forth in Proposal 1 or Proposal 2 absent direction from you. Broker non-votes will not have an effect on the outcome of Proposal 1 or Proposal 2.
Changing Your Vote or Revoking Your Proxy
If you are a holder of record and wish to revoke your proxy instructions, you must either (1) subsequently submit a proxy via the Internet or by telephone, which will be available until 11:59 p.m., Eastern Time, May 20, 2026; (2) sign, date and deliver a later-dated proxy card so that it is received before the Annual Meeting; (3) submit a written revocation; or (4) send a notice of revocation via the Internet at www.proxyvote.com. If you hold your Shares in street name, you must follow the instructions of your broker, bank or other intermediary to revoke your voting instructions.
Vote Required for Each Proposal
Proposal 1—Election of Directors
Board Recommendation:   FOR each of the Company’s nominees.
Vote Required:   Affirmative vote of at least a plurality in voting power of the Shares outstanding present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. In accordance with our Bylaws, stockholders do not have the right to cumulate their votes for the election of directors.
Effect of Abstentions:   No effect.
Effect of Broker Non-Votes:   No effect.
Proposal 2—Advisory Vote on the Compensation of our Named Executive Officers
Board Recommendation:   FOR
Vote Required:   Affirmative vote of a majority in voting power of the Shares outstanding present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter.
Effect of Abstentions:   Same effect as a vote AGAINST the proposal.
Effect of Broker Non-Votes:   No effect.
Because this proposal is an advisory vote, the result will not be binding on our Board or Company. Our Board and Compensation Committee will consider the outcome of the vote when determining the compensation of our NEOs.

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Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm
Board Recommendation:   FOR
Vote Required:   Affirmative vote of a majority in voting power of the Shares outstanding present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter.
Effect of Abstentions:   Same effect as a vote AGAINST the proposal.
Effect of Broker Non-Votes:   There will be no broker non-votes associated with this proposal, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your Shares are held in “street name” and you do not give your bank or broker instructions on how to vote, your Shares will be voted by the broker in its discretion.
Matters to be Presented
We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, unless otherwise provided, the proxies will use their own judgment to vote your Shares. If the meeting is adjourned or postponed, the proxies can vote your Shares at the adjournment or postponement as well.
Delivery of Proxy Materials
Notice and Access
We are using “notice and access” procedures to distribute our proxy materials to our stockholders. This method reduces the amount of paper used in producing proxy materials and lowers the costs associated with mailing the proxy materials to stockholders. We are mailing a Notice of Internet Availability of Proxy Materials to stockholders. The Notice includes instructions on how to access the materials over the Internet and how to request a paper or e-mail copy. The Notice further provides instructions on how stockholders may elect to receive proxy materials in the future in printed form or by electronic mail. To select a method of delivery while voting is open, holders of record may follow the instructions when voting online at www.proxyvote.com. At any time, you may also choose your method of delivery of the Company’s proxy materials by visiting www.proxyvote.com. If you own Shares indirectly through a broker, bank or other intermediary, please contact the intermediary for additional information regarding delivery options.
Holders of record will have the Notice or proxy materials delivered directly to your mailing address or electronically if you have previously consented to that delivery method.
Holders of Shares in street name will have the proxy materials or the Notice forwarded to you by the intermediary that holds the Shares.
Eliminating Duplicative Proxy Materials
Some brokers or other nominee record holders may only deliver one set of proxy materials to multiple stockholders who share an address (known as “householding”). All stockholders sharing an address will receive in a single envelope a single Proxy Statement and the Annual Report, along with individual proxy cards or individual Notices for each stockholder. If you are a stockholder who shares an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Equiniti Trust Company, LLC by mail at Operations Center, 48 Wall Street, Floor 23, New York NY 10005 or by telephone at 1-800-937-5449. You will be removed from the householding program within 30 days of receipt of the revocation of your consent. Additional copies of our proxy materials are available upon request by contacting: Equiniti Trust Company, LLC by mail at Operations Center, 48 Wall Street, Floor 23, New York NY 10005 or by telephone at 1-800-937-5449.
Proxy Solicitation Costs
The Board is responsible for the solicitation of proxies for the Annual Meeting. Broadridge will assist us in the distribution of proxy materials and provide voting and tabulation services for the Annual Meeting. All

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costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation.
Vote Tabulation
Votes will be tabulated by Broadridge.
Inspector of Election
The Board has appointed a representative of Broadridge as Inspector of Election for the Annual Meeting.
Results of the Vote
We expect to announce preliminary voting results at the Annual Meeting and publish preliminary or final voting results in a Form 8-K within four business days following the meeting. If only preliminary voting results are available for reporting in the Form 8-K, the Company will amend the Form 8-K to report final voting results within four business days after the final voting results are known.
Other Information
Proposals for the 2027 Annual Meeting of Stockholders
Proposals for inclusion in our proxy statement
A stockholder who wishes to present a proposal for inclusion in our proxy statement for the 2027 Annual Meeting of Stockholders pursuant to Exchange Act Rule 14a-8, must submit such proposal to the Secretary at our principal executive offices. Proposals must be received no later than the close of business on December 11, 2026, or such other date that we announce in accordance with SEC rules and our Bylaws. Proposals must comply with all requirements of Exchange Act Rule 14a-8. Submitting a proposal does not guarantee its inclusion, which is governed by SEC rules and other applicable requirements.
Other stockholder proposals and director nominations
Under the notice provision of our Bylaws, for director nominations or other business to be properly brought before an annual meeting by a stockholder where such nominees or business is not to be included in our proxy statement, the stockholder must deliver notice in writing to our Secretary, at our principal executive offices, not later than the close of business on February 20, 2027, nor earlier than the close of business on January 21, 2027. In order for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2027 annual meeting of stockholders, notice must be submitted by the above dates under the advance notice provisions of our Bylaws and must include information in the notice required by our Bylaws and Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act. The presiding person of the meeting may refuse to acknowledge or introduce any stockholder nomination or business if it was not timely submitted or does not comply with our Bylaws.
Incorporation by Reference
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Audit Committee Report” and “Compensation Committee Report” (to the extent permitted by the rules of the SEC) shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.
Annual Report on Form 10-K
We will provide to stockholders without charge, upon written request, a copy of our Form 10-K, including financial statements and financial statement schedules, but without exhibits. We will also furnish to requesting stockholders any exhibit to the Form 10-K upon the payment of reasonable expenses incurred

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by us in furnishing such exhibit. Requests should be directed to Investor Relations at our principal executive offices or by emailing your request to IR@doubleverify.com. The Form 10-K, along with all of our other SEC filings, may also be accessed at https://ir.doubleverify.com/sec-filings/all-sec-filings or at the website of the SEC at www.sec.gov. Information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings.
Stockholder List
A list of the stockholders as of the Record Date will be available for inspection upon request via corporatesecretary@doubleverify.com for the ten days prior to the Annual Meeting. The list also will be available during the Annual Meeting for inspection by stockholders who are present.
Principal Executive Offices
The address of our principal executive offices is 462 Broadway, New York, New York 10013.
Communicating with the Board
Any stockholder or interested party who wishes to communicate with the Board as a whole, the independent directors, or any individual member of the Board or any committee of the Board may e-mail or write to the Company at: DoubleVerify Holdings, Inc., c/o Corporate Secretary, 462 Broadway, New York, New York 10013 and corporatesecretary@doubleverify.com.
Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will review, assess and determine the most appropriate way to respond to such communications including coordinating such response with the Board.

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV86429-P46602! ! !For All Withhold AllFor All Except! ! !! ! !To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Nominees: 01) R. Davis Noell 02) Lucy Stamell Dobrin 03) Gary Swidler2. Non-binding advisory vote on the compensation of our named executive officers.3. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending December 31, 2026.1. Election of three Class II directors for a three-year term ending at the 2029 Annual Meeting of Stockholders.DOUBLEVERIFY HOLDINGS, INC.The Board of Directors recommends you vote FOR the following:The Board of Directors recommends you vote FOR proposals 2 and 3.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.NOTE: Such other business as may properly come before the meeting or any adjournment thereof.For Against AbstainSCAN TO VIEW MATERIALS & VOTE wDOUBLEVERIFY HOLDINGS, INC. 462 BROADWAYNEW YORK, NY 10013VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 20, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/DV2026You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 20, 2026. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V86430-P46602Continued and to be signed on reverse sideDOUBLEVERIFY HOLDINGS, INC. Annual Meeting of StockholdersMay 21, 2026 11:00 AM Eastern TimeThis proxy is solicited by the Board of DirectorsThe undersigned hereby appoints Mark Zagorski, Nicola Allais and Andy Grimmig, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock, which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of DoubleVerify Holdings, Inc., to be held virtually at www.virtualshareholdermeeting.com/DV2026, on May 21, 2026, and at any adjournments or postponements thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.